NATIONSBANK                 Master Equipment Lease
NationsBanc Leasing Corporation
Lease Agreement             Number  08082-00300
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This Master Equipment Lease Agreement (this "Lease") dated as of
November 3, 1994 between NationsBanc Leasing Corporation ("Lessor"), a corporation organized under the laws of North Carolina, having its chief executive office at 2300 Northlake Centre Drive, Suite 300, Tucker, GA 30084, (Telecopy No. 404-270-8454), and Snyder Oil Corporation ("Lessee"), a corporation organized under the laws of Delaware, having its chief executive office at 777 Main Street, Suite 2500, Fort Worth, TX 76102, (Telecopy No. 817-882-5895).

1. Lease Agreement
Subject to the terms and conditions contained herein and in the other Transaction Papers (as herein defined), Lessor shall lease to Lessee, and Lessee shall hire from Lessor, the units of personal property (collectively with all attached parts, replacements, additions, accessions and accessories attached thereto, the "Equipment") described in one or more equipment schedules (each a "Schedule") which incorporate by reference this Master Equipment Lease Agreement. Each Schedule shall constitute a separate and independent lease and contractual obligation of Lessee. Until a Schedule is duly signed and delivered by Lessor, a Schedule signed and delivered by Lessee constitutes an irrevocable offer by Lessee to lease the Equipment described in such Schedule from Lessor. In addition to this Lease and Schedules hereto, Lessor and Lessee are simultaneously herewith entering into the following documents, instruments and agreements in connection with the transactions contemplated hereby: (a) a Site Lease Agreement (herein so called), (b) a Facility Agreement (herein so called), and (c) an Environmental Indemnity Agreement (herein so called). This Lease, any and all Schedules hereto, the Site Lease Agreement, the Facility Agreement, the Environmental Indemnity Agreement and all other documents, instruments, agreements and certificates now or at any time hereafter delivered in connection with this Lease, any Schedules hereto, the Site Lease Agreement, the Facility Agreement or the Environmental Indemnity Agreement (as the

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same may be amended, modified or restated from time to time) are collectively referred to herein as the "Transaction Papers".

2. Terms of Lease; Rentals and Deposit
The lease term with respect to any Equipment covered by a Schedule shall consist of an "Interim Term" and a "Base Term" as provided in the Schedule covering such Equipment. Lessee shall pay rent for the Interim Term ("Interim Rent") as provided and in amounts determined by Lessor as set forth in the applicable Schedule, and shall pay rent for the Base Term ("Base Rent") in such amounts and at such times as shall be specified in the applicable Schedule. At the time Lessee signs and delivers a Schedule, Lessee shall deposit with Lessor such additional sum ("Security Deposit"), if any, specified in such Schedule as security for the payment and performance of any obligations of Lessee hereunder or under the other Transaction Documents.

3. Location and Use of Equipment
Each item of Equipment shall at all times be and remain in the possession and control of Lessee at the address stated in the Schedule covering such item. Lessee shall use, operate, protect, and maintain the Equipment in compliance with all applicable insurance policies, laws, ordinances, rules, regulations and manufacturer's instructions. The Equipment shall be used solely for commercial or business purposes and not for any consumer, personal, home or family purpose. If requested by Lessor, Lessee shall cause each item of Equipment to be and remain plainly and conspicuously marked by insignia, stencilling, plaques, tags, decals or other forms of notice to disclose Lessor's ownership of the Equipment. Lessee shell keep the Equipment free and clear of any and all liens, encumbrances, claims and charges (except for those created expressly by Lessor) and shall not in any way encumber its rights hereunder or under any Schedule.

4. Taxes
Lessee shall reimburse Lessor on demand for all taxes, assessments and other governmental charges paid by Lessor in connection with the Equipment or its use, ownership or operation while in Lessee's

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possession or the payment or receipt of rent or other charges under any Schedule, including but not limited to foreign, federal, state, county and municipal fees and taxes, ad valorem, sales (including any sales taxes payable in connection with the purchase of the Equipment by Lessor), use, excise, stamp and documentary taxes (other than federal and state taxes based on Lessor's net income), and all related penalties, fines and interest charges. Upon Lessor's request, Lessee will immediately furnish to Lessor such information as Lessor shall require in connection with the preparation and filing of all returns relating to such taxes, assessments, or charges. Lessee acknowledges that tax laws require that Lessor, as the legal owner of the Equipment, is responsible for listing the Equipment for all federal, state, county or municipal taxes applicable to the Equipment. Lessee will declare, when listing property to taxing authorities, the Equipment as LEASED equipment only.

5. Net Lease, Loss and Damage
(a) Each Schedule is a net lease. All costs, expenses and other liabilities associated with the Equipment shall be borne by Lessee. Lessee's obligations under any and all Schedules are absolute and unconditional, and are not to be subject to any abatement, deferment, reduction, setoff, defense, counterclaim or recoupment for any reason whatsoever. Except as otherwise expressly provided herein, no Schedule shall terminate nor shall the obligations of Lessee be affected by reason of any defect or damage to, or any destruction, loss, theft, forfeiture, governmental requisition or obsolescence of the Equipment, regardless of cause.

(b) Lessee assumes all risk of damage to or loss, theft or destruction of the Equipment from any cause whatsoever from the date the Equipment is shipped by the vendor or manufacturer. In the event of loss or destruction of the Equipment from any cause whatsoever from the date the Equipment is shipped by the vendor or manufacturer but prior to its acceptance by the Lessee, Lessee shall promptly pay to Lessor all sums heretofore paid by Lessor to such vendor or manufacturer and Lessor shall assign to Lessee all of its rights or causes of action, if any, against such vendor or manufacturer. In the event of damage of any kind whatsoever to any item of the

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Equipment on or after its acceptance by Lessee, Lessee shall, at
Lessor's option, either place the same in good repair, condition or working order or if in the reasonable judgment of Lessor the Equipment is determined by Lessor to be lost, stolen, destroyed or damaged beyond repair, Lessee shall pay Lessor the Stipulated Loss Value therefor. Upon such payment, the Lease of such Equipment shall terminate and Lessee thereupon shall become entitled to such item of the Equipment "As is and Where is" without warranty, express or implied, with respect to any matter whatsoever. The Stipulated Loss Value of any Equipment shall be determined by Lessor in accordance with the provisions of the Schedule covering such Equipment.
Proceeds of insurance may be available for the repair or payment of the Stipulated Loss Value, in accordance with Section 6 hereof.

6. Insurance
Lessee shall, at its expense, procure and maintain the following insurance coverages on the Equipment until the Equipment is returned to Lessor or Lessee's obligations with respect thereto under any applicable Schedule are otherwise terminated: (i) insurance against theft, fire, and such other risks as Lessor shall specify or (absent any written specification by Lessor) as are customarily insured against in Lessee's trade or industry, under policies naming Lessor as loss payee, and (ii) comprehensive public liability and property damage insurance, under policies naming Lessor as additional insured. Each such insurance policy shall: (a) include provisions for the protection of Lessor notwithstanding any action or inaction, neglect, breach, violation, or default of or by Lessee of any warranty, condition or declaration, (b) provide for payment of insurance proceeds to Lessor to the extent of its liability or interest, (c) provide that such policy may not be modified, terminated or canceled unless Lessor is given at least thirty (30) days' advance written notice thereof, (d) provide that the coverage is "primary coverage" for the protection of Lessee and Lessor notwithstanding any other coverage carried by Lessee or Lessor protecting against similar risks or liabilities, and (e) be issued in such amounts (which in the case of casualty insurance will never be less than the Stipulated Loss Value of this Equipment covered thereby), with such deductibles, by such insurance company, and otherwise in such form as shall all be

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reasonably satisfactory to Lessor.  Lessee shall furnish Lessor with certificates or other satisfactory evidence of such insurance, and shall furnish Lessor with a renewal certificate for each policy at least ten (10) days before the policy renewal date. Lessor shall have no duty or examine any certificate or other evidence of insurance, or to advise Lessee in the event that its insurance is not in compliance with this Section 6. The proceeds of any public liability or property damage insurance shall be payable first to Lessor to the extent of its liability, if any, and the balance to Lessee. The proceeds of fire, theft, or other casualty insurance shall be payable to Lessor if any Event of Default has occurred which is continuing or if the insurance proceeds resulting from such casualty exceed $1,000,000. If no Event of Default has occurred which is continuing, all insurance proceeds shall be used for the full and complete repair or replacement of the affected Equipment, (with any excess proceeds being paid to Lessee). If an Event of Default shall have occurred which is continuing, such proceeds may, at Lessor's sole option, be applied toward the payment of Lessee's obligations under the applicable Schedule or for the repair or replacement of the affected Equipment. Lessee hereby appoints Lessor as Lessee's agent and attorney-in-fact with full power to do all things (including but not limited to making, adjusting, and settling claims, and receiving payments and endorsing documents, checks, or drafts) necessary or advisable to secure payment due under any insurance policy contemplated hereby.

7. [Intentionally Deleted]

8. Tax Indemnity
(a) All references to "Lessor" in this Section 8 shall include each holder of a beneficial interest in any trust to which any interest of Lessor in and to the Equipment or any Transaction Paper may be assigned and shall also include each member of the affiliated group of corporations, as defined in Section 1504 (a) of the Internal Revenue Code of 1986, as amended (the "Code"), of which Lessor or any such holder of a beneficial interest is a member.

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(b) Lessor and Lessee agree that Lessor shall be treated for federal, state and local income tax purposes as the owner of the Equipment and shall be entitled to take into account in computing its income tax liabilities, all items of income, deduction, credit, gain or loss relating to ownership of the Equipment as are provided under the Code and applicable state and local tax laws to owners of similar equipment (hereinafter collectively the "Tax Benefits").

(c) If (i) Lessor shall lose, shall be delayed in claiming, shall not have a right to claim, shall be required to recapture (other than in connection with a sale of the Equipment following the end of the lease term, provided Lessee is not then in default), shall not be allowed or shall not claim as a result of a written opinion or independent tax counsel selected by Lessor to the effect that Lessor's claiming of such Tax Benefits probably would not be upheld by a court if the matter were litigated (that is, the chances of a finding against Lessor are at least as great as the chances in favor of Lessor), all or any portion of any Tax Benefits, under any circumstances, at any time, and for any reason; or (ii) the federal, state or local income tax rates in effect on the commencement date of the lease term for such Equipment (the "Tax Rates") are changed with respect to any period on or prior to the disposition of the Equipment by Lessor, or (iii) Lessor is required under Section 467 of the Code or otherwise to include in its gross income with respect to any Schedule or item of Equipment any amount at any time other than rentals and other amounts payable by Lessee hereunder at the times such amounts are payable as provided herein, then Lessor and Lessee agree that, upon Lessor's demand and at Lessor's option, either: (x) all further rental payments with respect to such Equipment, if any, shall be increased, or (y) Lessee shall pay to the Lessor a lump sum amount, which shall in either case maintain the net economic after-tax yield, cash-flow and rate of return Lessor originally anticipated based on the assumptions (including Tax Rates) that were originally utilized by Lessor in originally evaluating the transaction and setting the rental therefor and the other terms thereof. Lessee shall also pay to Lessor all interest, costs (including attorney's fees) and penalties associated with the loss of Tax Benefits or the change in Tax Rates, including costs of collecting amounts under this
Section 8.

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(d) For purposes of paragraph (c) above, Lessor shall at all times be deemed to have sufficient taxable income and tax liability to be able to utilize the Tax Benefits on a current basis and the fact that Lessor may lose Tax Benefits solely because it either (i) has insufficient taxable income or tax liability or (ii) is subject to the alternative minimum tax shall not be taken into account.

9. Delivery, Acceptance and Return of Equipment
(a) Upon delivery to and acceptance by Lessee of any Equipment, Lessee shall execute and deliver the Schedule relating to such Equipment, identifying same and acknowledging receipt thereof, with all information required on the Schedule fully completed. Lessee's execution of such Schedule shall constitute acceptance of delivery of such Equipment Lessee's acknowledgement that such Equipment is in good operating order, repair, condition and appearance, is of the manufacture, design and capacity selected by Lessee and is suitable for the purposes for which such Equipment is leased.

(b) Subject to the provisions of any applicable Schedule, at the expiration of the lease term with respect to any Equipment, including any renewal thereof, upon demand Lessee shall, at its own expense, return such Equipment to Lessor at a place reasonably designated by Lessor, in the same operating order, repair, condition and appearance as when received, reasonable wear and tear excepted. If upon such expiration or termination Lessee does not immediately return an item of Equipment to Lessor, such item shall continue to be held subject to all the terms and conditions hereof, and Base Rent and other charges shall continue to accrue and be payable hereunder with respect to such item until it is returned to Lessor. Payment or acceptance of any such rent or other charge shall not be deemed a waiver of any default and shall not suspend or otherwise affect any right or remedy hereunder including without limitation Lessee's obligation to return immediately (and Lessor's right to take immediate possession of) any such item.
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10. Maintenance
Lessee shall, at its own expense, maintain and keep the Equipment in good working order, repair, appearance and condition and make all necessary adjustments and repairs thereto and replacements thereof. In furtherance of and in addition to the foregoing, Lessor agrees that so long as no Event of Default has occurred which is continuing, Lessee may, at its own cost and expense, make such modifications, alterations, improvements and additions to the Equipment and replacements of and substitutes for such Equipment and all components and parts thereto as Lessee deems necessary or appropriate, and in connection therewith and in connection with any required repairs or replacements, Lessee may dispose of, in such manner and on such terms as Lessee deems appropriate, any and all items of Equipment and parts and components thereto which are damaged, destroyed, obsolete or no longer used or useful in the operation of any plant or facility in which the Equipment is deployed; provided, that, (a) Lessee may not make any alteration, modification, improvement or addition to the Equipment which impairs the originally intended function of the Equipment, (b) Lessee may not dispose of any item of Equipment or any part or component thereto unless Lessee replaces such item of Equipment, part or component with a replacement which is in as good a condition as, and has a value and utility at least equal to, the item of Equipment, part or component being replaced (assuming that the item of Equipment, part or component was in good condition and repair at the time it was disposed of), and (c) all alterations, modifications, improvements and replacements to the Equipment and parts and components thereto shall become part of the Equipment for purposes hereof and shall be the sole and exclusive Property of Lessor (subject to Lessee's leasehold interest therein).

11. Renewal and Purchase
Except as set forth in the applicable Schedule, Lessee may not renew or extend the lease term with respect to any Equipment, nor shall Lessee have any option to purchase such Equipment.

12. Assignment of Warranties and Limitation of Responsibility
Lessor hereby transfers and assigns to Lessee, to the extent allowable by law, for and during the lease term of each Schedule with respect to any Equipment covered by such Schedule, the warranties, if any, of the manufacturer issued on such Equipment, and hereby authorizes Lessee to obtain at is own expense the customary service furnished by the manufacturer in connection therewith. Lessee acknowledges that Lessor is not a manufacturer, the agent of a manufacturer or engaged in the sale or distribution of the Equipment and has not made, and does not hereby make, any representations as to merchantability, performance, condition, fitness or suitability of any of the Equipment for the purposes of Lessee or make any other representation with respect thereto. Lessor shall not be liable to Lessee for any loss, claim, liability, cost, damage or expense of any kind caused, or alleged to be caused, directly or indirectly, by any Equipment, or by an inadequacy thereof for any purpose, or by any defect therein, or the use or maintenance thereof, or any repairs, servicing or adjustments thereof, or any delay in providing or failure to provide same, or any interruption or loss of service or use thereof, or any loss of business, profits, consequential or other damage of any nature. Lessee agrees that its obligations hereunder shall not in any way be effected by any defect or failure of performance of Equipment.

13. Personal Property
The Equipment shall remain personal property at all times, notwithstanding the manner in which it may be attached or affixed to realty, and title shall at all times continue in Lessor. Lessee warrants that at any time any Equipment is leased hereunder, or is removed to a new location that Lessee shall provide to Lessor written notice thereof within 30 days of the date of such relocation and either (i) the premises in which such Equipment will be installed will be owned by Lessee free of any liens or encumbrances, or (ii) if not owned by Lessee free of liens or encumbrances, the owner of such premises and/or the holder of any such liens or encumbrances on such premises shall have consented and acknowledged that such Equipment is and shall remain personal property subject to all the provisions of this Lease. Lessee will obtain and record such instruments and take such steps as may be necessary to prevent any person from acquiring any right in any Equipment paramount to the rights of Lessor by reason of such Equipment being deemed to be real property. If any third party should attempt to establish any legal right in any Equipment, then Lessee shall, promptly after learning thereof, notify Lessor in writing and, within thirty (30) days after such notice, either (i) cause such right to be waived or eliminated to the satisfaction of Lessor or (ii) otherwise stay such action or indemnify Lessor to Lessor's satisfaction.

14. Default and Remedies
(a) Each of the following shall constitute an Event of Default hereunder and under any and all Schedules then in effect (each an "Event of Default"); as used herein, "Event of Default" shall also have the meaning given such term in the Facility Agreement; (1) nonpayment when due of any installment of rent or other sum owing by Lessee hereunder under any Schedule or under any other agreement between Lessor and Lessee if such nonpayment continues for ten (10) days; (2) Lessee's failure to perform and comply with any other provision or condition hereunder or under any Schedule if such failure continues for ten (10) days after written notice thereof by Lessor to Lessee; (3) Except as permitted by Section 10 hereof, Lessee's attempt to sell, lease or encumber any item of the Equipment without Lessor's prior written consent, or the attachment of any lien to any such item in favor of any one other than Lessor, or any attempted levy, seizure or attachment on such item; (4) any representation or warranty made by Lessee to Lessor hereunder or under any Schedule, certificate, agreement, instrument or other statement including income and financial statements, proves to have been incorrect in any material respect when made; (5) the merger, consolidation, reorganization or dissolution of, or transfer of a controlling stock interest in Lessee or the suspension of Lessee's present business; (6) Lessee's general assignment for the benefit of creditors or commencement of any voluntary case or proceeding for relief under the Bankruptcy Code, or any other present or future law for the relief of debtors, or the taking of any action to authorize or implement any of the foregoing; (7) the filing of any petition or application against Lessee under any present or future law for the relief of debtors, including proceedings under the Bankruptcy Code or for the subjection of property of debtors to the control of any court, receiver or agency for the benefit of creditors if such petition or application is consented to by Lessee or not dismissed within sixty (60) days from the date of filing; (8) a default exists under any other agreement or instrument of Lessee with or in favor of Lessor; or (9) the attempted repudiation of any guaranties for obligations of Lessee to Lessor; (10) the Pension Benefit Guaranty Corporation's commencement of proceedings under Section 4042 of the Employee Retirement Income Security Act of 1974 to terminate any employee pension benefit plan of Lessee or any subsidiary of Lessee;
(11) the occurrence of any event described in clauses 6, 7, 8 or 10 of this Section 14 with respect to any guarantor or the person liable for payment or performance of Lessee's obligations under this Lease.

(b) Upon the occurrence of an Event of Default, Lessor may at its option; (i) proceed by appropriate court action or actions, either at law or in equity, to enforce performance by Lessee of the applicable covenants hereunder and under any or all Schedules or to recover damages for the breach thereof; or (ii) cancel Lessee's right of possession of any or all of the Equipment, whereupon all rights of Lessee to use the Equipment shall absolutely cease and terminate, but Lessee shall remain liable as herein provided. Upon such cancellation, Lessee shall, at its own expense, immediately redeliver such Equipment to Lessor at a place within the continental United States designated by Lessor. If Lessee shall fail to do so, Lessor may retake possession of such Equipment by entering upon any premises at any reasonable time, and thereafter Lessor may hold, possess, sell, upgrade, lease to others or enjoy the same, free from any rights of Lessee, its successors or assigns. If Lessor elects to cancel Lessee's rights of possession of any Equipment, Lessor may recover from Lessee any and all amounts that, under the terms of the applicable Schedule, are then due or that have accrued to the date of such termination, and may also recover forthwith from Lessee, as damages for loss of its bargain and not as a penalty, an amount equal to the Stipulated Loss Value of such Equipment as of the rental payment date on or next preceding the date of default. However, if Lessor recovers possession of such Equipment, Lessee's obligation under the preceding sentence shall be reduced by (1) the net amount Lessor in fact receives from the sale of any of such Equipment, or
(2) at Lessor's election, the present value (determined on the basis of the "Discount Rate" as hereinafter defined) of the noncancelable regularly scheduled rentals receivable under a subsequent lease of

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any of the Equipment, taking into account only the rentals receivable from the commencement date of such subsequent lease until the end of the lease term for such Equipment under the applicable Schedule. For purposes of this Section 14, the Discount Rate shall be a rate of interest equal to four percent (4%) plus the "Prime Rate" of NationsBank of Georgia N.A., Atlanta, Georgia (or any successor thereto), as announced on the day on which the commencement date of such subsequent lease occurs.

(c) In addition to any amount recoverable under paragraph (b) above, Lessor may recover from Lessee all Lessor's costs and expenses incurred by reason of Lessee's breach or default, including without limitation costs and expenses of repossession, storing, holding, transporting, insuring, servicing, repairing, maintaining, renting and selling any Equipment and collecting rents and other proceeds of its disposition, and fees and expenses of attorneys in the amount of fifteen percent (15%) of all amounts due on or after the time of such breach or default (but not to exceed the amount actually incurred), and other professionals employed by Lessor in connection with the protection and enforcement of its title and interest in any and all Equipment and its rights under any and all Schedules. From and after the occurrence of an Event of Default, any installment of rent or other sum owing under any Schedule that is not paid when due shall accrue interest from the date of such Event of Default or (if later) the date such amount becomes due to the date it is paid, at a per annum rate equal to the lesser of (i) 15%, and (ii) the highest rate, if any, permitted by applicable law.

(d) Except as otherwise expressly provided herein, all rights and remedies of Lessor are concurrent and cumulative. The exercise or partial exercise of any remedy shall not restrict Lessor from further exercise of that remedy or any other remedy provided for herein or otherwise available under applicable law. To the extent permitted by applicable law, Lessee waives any rights now or hereafter conferred by statute or otherwise that may require Lessor to sell, release or otherwise use or dispose of any of Equipment in mitigation of Lessor's damages or that may otherwise limit or modify any of Lessor's rights or remedies.

15. Assignment By Lessor
Lessor may assign or transfer, and Lessee hereby consents to the assignment or transfer, of all or any part of any schedule or Lessor's interest in any Equipment without notice to Lessee. Lessee agrees that the liability of Lessee to any assignee of Lessor and any subsequent assignee of such assignee shall be absolute and unconditional and shall not be affected by any default hereunder of Lessor whatsoever or by any breach of any warranty, express or implied, in respect of any Equipment or Schedule. Lessee further agrees that no such assignee shall be required to assume any of the obligations of Lessor under any Schedule except (i) the obligation in respect of the application of any insurance monies received by such assignee, as hereinabove provided, (ii) that the assignee shall be responsible for its own misconduct after the assignment, and (iii) that any successor lessor shall be responsible for the Lessor's duties hereunder after any such assignment. Lessee acknowledges that no such assignment shall materially change Lessee's duties hereunder or materially increase any burden or risk imposed on Lessee hereunder.

16. Assignment by Lessee
Except as expressly permitted pursuant to Section 5.3 of the Facility Agreement, Lessee shall not assign or in any way dispose of all or any part of its rights or obligations under any Schedule or enter into any sublease of all or any part of any Equipment without the prior written consent of Lessor.

17. [Intentionally Deleted]

18. Miscellaneous
(a) Each Schedule is and is intended to be a lease, and Lessee does not acquire hereby or under any Schedule any right, title, equity or other interest in or to any Equipment, except the right to use the same under the conditions hereof and under the additional conditions set forth in the applicable Schedule. Lessee waives any right to assert any lien or security interest on Equipment in Lessee's possession or control for any reason.


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(b) The relationship between Lessor and Lessee shall always and only be that of lessor and lessee. Lessee shall never at any time for any purpose whatsoever be or become the agent of Lessor and Lessor shall not be responsible for the acts or omissions of Lessee or its agents.

(c) At Lessor's request, Lessee shall execute, deliver, file and record such financing statements and other documents as Lessor shall deem necessary or advisable to protect Lessor's interests in the Equipment and to effectuate the purposes of this Lease and the other Transaction Papers. Lessee hereby irrevocably appoints Lessor as Lessee's agent and attorney-in-fact for Lessee to execute, deliver, file or record any such item and to take such action for Lessee and in Lessee's name, place and stead.

(d) Lessor, its agents and employees shall have the right to enter any property where Equipment is located to inspect any Equipment at any reasonable time. Lessor's right to inspect the Equipment is solely for the benefit of Lessor and shall not impose any obligation of any kind whatsoever on Lessor.

(e) Lessee agrees to pay Lessor a late charge equal to five percent (5%) of the rental on all rentals not paid by Lessee to Lessor within 10 days of when due and owing under the provisions of this Lease.

(f) To secure the full and punctual payment and performance of its obligations under each Schedule and each other Transaction Paper, Lessee hereby grants to Lessor a security interest in all of Lessee's right, title and interest, whether now existing or hereafter arising, in, under and to each other Schedule, lease, security agreement, or other Transaction Paper between Lessor and Lessee, and each item of Equipment or other tangible personal property covered thereby.

(g) Lessor's rights and remedies with respect to any of the terms and conditions of each Schedule and each other Transaction Paper shall be cumulative and not exclusive and shall be in addition to all other rights and remedies in its favor. Lessor's failure to enforce strictly any of the provisions of any Schedule shall not be construed as a waiver thereof or as excusing Lessee from future performance.

(h) If any provision of the Transaction Papers is held to be illegal, invalid, or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, the Transaction Papers shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Transaction Papers a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

(i) All notices, requests and other communications to Lessor or Lessee hereunder shall be in writing (including bank wire, telecopy or similar writing) and shall be given to such party at its address, telex or telecopy number set forth on the signature pages hereof or such other address, telex or telecopy number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or other communication shall be effective
(a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this paragraph (i) and the appropriate answerback is received or receipt is otherwise confirmed, (b) if given by mail, one (1) business day after deposit in the mail with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in this paragraph (i).

(j) Except as expressly provided herein and in the other Transaction Papers, no representation, warranty, promise, guaranty or agreement, oral or written, express or implied, has been made by either party herein with respect to any Schedule or Equipment. THIS LEASE AND THE OTHER TRANSACTION PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND BETWEEN LESSOR AND LESSEE AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF LESSOR OR LESSEE, THERE ARE NOT UNWRITTEN ORAL AGREEMENTS BETWEEN LESSOR AND LESSEE. Any provision of this Lease and the other

Transaction Papers may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Lessee and Lessor.

(k) To the extent permitted by applicable law, this is "finance lease" under Section 2A-103(g) of the Uniform Commercial Code. Lessee waives any right (i) to cancel or repudiate this Lease or any Schedule governed hereby, (ii) to reject or revoke acceptance of any item of Equipment, and (iii) to recover from Lessor any general or consequential damages, for any reason whatsoever.

(l) THIS LEASE AND EACH OTHER TRANSACTION PAPER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF GEORGIA, EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF COLORADO NECESSARILY GOVERN THE ENFORCEMENT OF ANY REMEDY CONTAINED IN THE SITE LEASE.

(m) LESSEE AND LESSOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS
LEASE OR ANY OF THE OTHER TRANSACTION PAPERS AND FOR ANY COUNTERCLAIM
THEREIN.

In Witness Whereof, Lessor and Lessee have executed this Lease and caused their respective seal to be affixed thereto as of the date first above written.

NationsBanc Leasing Corporation

By:

Printed Name: Paul L. Frihse
Title: Senior Vice President

Snyder Oil Corporation     Lessee

By:/s/ Peter E. Lorenzen

Printed Name: Peter E. Lorenzen
Title: Vice President, General Counsel

NATIONSBANK             Equipment Lease Schedule
NationsBanc Leasing Corporation
                        For Master Lease Agreement
- ------------------------------------------------

Schedule Number 1

This Schedule dated as of November 3, 1994 between NationsBank Leasing Corporation, as Lessor, and Snyder Oil Corporation, as Lessee, is executed pursuant to and is subject to the terms and conditions of the Master Equipment Lease Agreement dated as of November 3, 1994 (the "Lease"). Unless otherwise defined herein, capitalized terms used in this Schedule have the respective meaning assigned to such terms in the Lease.

Lessee hereby authorizes Lessor to insert herein the serial numbers and other identification data of the Equipment, when determined by Lessor, and dates or other omitted factual matters.

1. Description of Equipment: The Equipment is fully described on Exhibit "A" attached hereto and made a part hereof. The total cost to Lessor of such Equipment is $21,000,000.

2. Term of Lease with respect to Equipment: The Base Term of the Lease for the Equipment described herein is for a period of 84 months commencing on November 3, 1994 (the "Base Term Commencement Date") and continuing through and including November 2, 2001. There is no Interim Term for the Lease under this Schedule.

3. Rental. Base Rent shall be payable in eighty-four (84) rental installments of $292,225.50 commencing on the Base Term Commencement Date and continuing on the 3rd day of each succeeding month thereafter. No Interim Rent is payable for the Lease under this Schedule.

4. Security Deposit: No Security Deposit is payable for the Lease under this Schedule.

5.  Stipulated Loss Value:

Upon the occurrence of any casualty loss or other event giving Lessor the right to require immediate payment of the Equipment's Stipulated Loss Value, Lessor shall calculate such Stipulated Loss Value and give Lessee written notice thereof. In no event shall the Equipment's Stipulated Loss Value exceed an amount computed by multiplying the total cost of the Equipment to Lessor by the Stipulated Loss Factor set forth in the table below for the Lease Half-Year (as hereinafter defined) or other period within which the casualty loss or other event giving Lessor the right to require such payment occurs. A "Lease Half-Year" is a six-month period beginning on the first day of the Base Term or any six month anniversary thereof. The Stipulated Loss factor for the last Lease Half-Year of the Lease Term shall also apply to all periods thereafter. The Stipulated Loss Value shall be payable by Lessee on the first monthly rental payment date following receipt from Lessor of notice calculating the Stipulated Loss Value and demanding such payment.

Semi-Annual Period      Stipulated Loss Factor
("Lease Half-Year")

After the:
1st monthly rental payment date  99.42%
6th monthly rental payment date  99.42%
12th monthly rental payment date 92.20%
18th monthly rental payment date 87.76%
24th monthly rental payment date 83.01%
30th monthly rental payment date 77.96%
36th monthly rental payment date 72.63%
42nd monthly rental payment date 67.01%
48th monthly rental payment date 61.13%
54th monthly rental payment date 54.98%
60th monthly rental payment date 48.55%
66th monthly rental payment date 41.84%
72nd monthly rental payment date 34.83%
78th monthly rental payment date 27.50%
84th monthly rental payment date 20.00%

6. Assets, Class and Depreciable Life: Lessee hereby warrants and represents that the above described Equipment qualifies under asset guidelines class 13.20 "Exploration for and Production of Petroleum and Natural Gas Deposits" and further qualifies as having a depreciable class life general recovery period of seven (7) years.

7. Location of Equipment: The Equipment will be located at 13675 Weld County Road 34, Platteville, Weld County, Colorado 80651.

8. End of Base Term Fair Market Value Purchase Option: Upon the expiration of the Base Term and payment by Lessee of all Base Rent, and provided that no Event of Default shall have occurred and be continuing, Lessee, at its option, may purchase all of Lessor's right, title and interest in and to all, but not less than all, of the Equipment for a purchase price equal to the fair market value of the Equipment at such time which is herein stipulated to be $4,200,000 plus any applicable taxes. In order to exercise such option, Lessee shall give notice of its intention to exercise such option at least 90 days prior to the expiration of the Base Term.

9. Renewal; End of Renewal Term Fair Market Value Purchase Option. If the Lessee for any reason does not purchase the Equipment in accordance with paragraph 8 hereof, the Base Term shall automatically and without action on the part of Lessor or Lessee be extended for an additional term of twelve (12) months at a monthly rent of $277,200, with the first such rental being due and payable by Lessee on November 3, 2001. Upon termination of the extended Base Term, the Lessee shall either (i) return the Equipment to Lessor in accordance with the terms of the Lease and the Facility Agreement, or (ii) upon written notice delivered not less than ninety (90) days prior to the expiration of such extended Base Term, purchase Lessor's right, title and interest in and to all, but not less than all, of the Equipment for its then fair market value, plus any applicable taxes. For purposes of this paragraph 9 only, fair market value shall be determined in accordance with the following procedure: promptly upon receipt of Lessee's notice of its intention to exercise the purchase option pursuant to this paragraph 9, Lessor and Lessee shall commence discussions regarding the fair market value of the Equipment. If within 30 days after the sending of the notice, Lessor and Lessee agree upon an estimate of the fair market value of the Equipment, that estimate shall be binding upon both parties for purposes of this Schedule. If the parties do not agree within 30 days after the sending of the notice, each party shall promptly appoint an appraiser. If, within 20 days after the expiration of the 30-day period, the appraisers agree upon an appraisal of the fair market value of the Equipment, that appraisal shall be binding upon Lessor and Lessee for purposes of this Schedule. If the appraisals do not differ by more than 4% of the Equipment's total cost, then the fair market value shall be the average of such appraisals. If the appraisals differ by more than 4% of the Equipment's total cost, then such appraisers shall select a third appraiser. The Third appraiser shall, at least 15 days prior to the expiration of the extended Base Term make an appraisal of the fair market value of the Equipment, which appraisal shall be binding upon Lessor and Less for purposes of this instrument.

10. Early Termination Option: Beginning on the first anniversary of the Base Term Commencement Date, and on each semi-annual anniversary thereafter, provided that no Event of Default has occurred which is continuing, Lessee may, upon giving Lessor not less than sixty (60) days' prior written notice (which shall be irrevocable), terminate the Base Term for not less than all the Equipment. Upon return of not less than all the Equipment to Lessor, Lessor shall sell such Equipment by public or private sale, for immediately available funds, to a third party unrelated to Lessee. Lessee shall continue to pay Lessor Base Rent until Lessor receives the proceeds of sale. Lessee shall use diligent efforts to solicit bids and buyers for any such sale. Lessor shall have the right, but no obligation, to solicit bids or buyers for any such sale. The proceeds of sale shall be applied in the order following to: (a) pay the reasonable expenses of
(i) holding and preparing the Equipment for sale, and (ii) selling the Equipment, and (b) the remaining proceeds of sale to Lessor. If the proceeds of sale received by Lessor as set forth in clause (b) of this paragraph 10 are less than the Equipment's then "Termination Value", as set forth below, Lessee shall promptly pay to Lessor, as additional rent, at the same time and in the same manner as the proceeds of sale are required to be paid to the Lessor, an amount equal to such deficiency, together with all other sums then due and owing by Lessee hereunder. If the proceeds of sale received by Lessor as set forth in Item (b) above are more than the Equipment's then "Termination Value", as set forth below, Lessor shall pay to Lessee an amount equal to such excess.

                   Termination Value
Option Date   (expressed as a percentage of total cost)

Last Day of Month 12    93.70%

Last Day of Month 18    89.26%

Last Day of Month 24    84.26%

Last Day of Month 30    79.21%

Last Day of Month 36    73.63%

Last Day of Month 42    68.01%

Last Day of Month 48    61.88%

Last Day of Month 54    55.73%

Last Day of Month 60    49.05%

Last Day of Month 66    42.34%

Last Day of Month 72    35.08%

Last Day of Month 78    27.75%

11. Terms of Sale: Any sale of the Equipment by Lessor pursuant to paragraphs 8, 9 or 10 of this Schedule shall be in accordance with the following terms: (a) the purchase price shall be paid in cash or by certified or bank cashiers check, (b) if such sale is pursuant to paragraph 8 or 9, the purchase price shall be paid on the last day of the Base Term or the extended Base Term as applicable (in the case of any sale made pursuant to paragraph 10, the purchase price shall be paid on the date specified pursuant to the terms of any third party bid accepted by Lessor), and (c) the Equipment will be sold on an "AS-IS", "WHERE-IS" basis, with no representations or warranties (express or implied) by Lessor as to any matter whatsoever, except that no security interest, lien or encumbrance against such Equipment then exists that has been created by Lessor.

12. Acknowledgement of Receipt of Equipment: Lessee acknowledges that the Equipment described hereinabove has been delivered to and received by it, is conforming as represented, and is acceptable and satisfactory to it, and that the same has been accepted as Equipment leased by Lessee under this Schedule.

Accepted by Lessee as of the 3rd day of November, 1994 ("Acceptance
Date").



NationsBank Leasing Corporation  Snyder Oil Corporation


By:                By:

Paul L. Frihse
Printed Name:
Title: Senior Vice President

By:

/s/ Peter E. Lorenzen

Printed Name:

Title: Vice President and General Counsel

          Exhibit A

     Description of Equipment

     All machinery, equipment and fixtures which, on the date hereof, are located on, comprise a part of, or are used or useful in connection with the ownership or operation of (a) a natural gas processing plant (the "Plant") located on certain real property owned by Lessee located in Weld County, Colorado and which is more particularly described on Annex 1 attached hereto and incorporated herein by reference for all purposes (the "Land"), and (b) fifty-five
(55) miles of pipelines, gathering systems and other natural gas transportation equipment located in Weld County, Colorado utilized for the purpose of transporting natural gas and other hydrocarbons to and from the Plant (the "Pipeline Systems"). Without limiting the foregoing, the Equipment shall include (w) all pipe, casings, seals, insulators, vents, joints, compressors, connections, tanks, pumps, pump sites, engines, racks, valves, instruments, meters, gauges, measuring equipment, signs, posts, boilers, furniture, towers, air conditioning and heating equipment, tools, spare parts, telephone and other communication equipment and computers which, on the date hereof, are located on, comprise a part of, or are used or useful in connection with the ownership or operation of the Plant or the Pipeline Systems, (x) the machinery, equipment and fixtures described in Annex 2 attached hereto, (y) all accessions, additions and replacements to, and substitutes for, the machinery, equipment and fixtures described in this paragraph, and (z) all books, records, manuals, plans and specifications related to the manufacture, use, ownership, maintenance and operation of the machinery, equipment and fixtures described in this paragraph.

              Annex 1
          Legal Description

     A parcel of land located in the Southeast quarter (SE1/4) of
Section 8, Township 4 North, Range 66 West of the Sixth Principal
Meridian, County of Weld, State of Colorado, more particularly described as follows:

     Commencing at the Southeast (SE) corner of Section 8, Township 4 North, Range 66 West of the sixth principal meridian, thence North 90 degrees 00'00" West along the South line of the Southeast quarter (SE1/4) of said Section 8, also being the basis of bearing, a distance of 650.96 feet, thence North 00 degrees 00'00" East, a distance of 30.00 feet to the true point of beginning; thence North 00 degrees 00'00" East distance of
     660.00 feet; thence North 90 degrees 00'00" West, a distance of 1,320.00 feet; thence South 00 degrees 00'00" West, a distance of 660.00 feet; thence South 90 degrees 00'00" East, a distance of 1,320.00 feet to the true point of beginning.

     Said parcel of land contains 20.00 acres, more or less.

                   Annex 2

              Certain Equipment

Pipeline Equipment (in the yard)
  Two Twenty Inch Pig receivers with Yale Closures
  One Twelve Inch Pig Receiver with Yale Closure
Process Equipment
  Three Slug catchers 150 Psig 60" dia. 100' long V-201 ABC
  Three Slug catchers 1100 Psig 48" dia. 130' long V-202 ABC
  One Scrubber 60" dia. 12' vertical vessel V-203
  One Condensate Stabilizer Skid mounted containing:
   One scrubber 48" dia 8' tall 1100 psi rated V-245
   One scrubber 48" dia 8' tall 250 psi rated V-204
   Four Exchangers, E-201, E-202, E-203, and E-204.
   Partical Filter F-805
   Control valves, pipe and fittings

  One Condensate Stabilizer Tower 36" dia by 48' tall T-1900
  One Allis Chalmers Ro-Flo vane type compressor 50 hp K-610
  One Air Compressor, Gardner Denver with dryer and building
  Three FMC 200 hp Plunger Pumps Quinplex skid mounted with motor P-
     55 ABC.
  Three Sundstrand pumps 40 hp P-10 ABC
  One Sundstrand pump P-50
  One surge tank V-190 15,000 gallon 370 psi rated
  One De-methanizer tower T-1000 52' dia by 80 ft
  One Fuel Scrubber V-140
  One Regen Scrubber V-130
  One Process Skid containing:

   Regeneration Cooler with Two Fans AC-710
   Inlet Filter Separator F-800
   Dust Filter F-810
   Cold Seperator V-160
   Liquid/Gas exchanger E-450
   Reboiler E-440
   Chiller E-470

   Side Heater E-430
   Refrigerant Disengaging Vessel V-220
   Control Valves and pipe
   Two Methanol Pumps P-25 A and B
  Refrigerant Surge tank V-210
  Two Dehy Beds V-110 and V-120
  Refrigerant Condenser Two Fans AC-730
  Refrigerant Economizer V-205
  Refrigerant Suction Scrubber V-240
  Gas/Gas Exchangers E-400 and E-420
  Expander/Compressor X-600/K-600 Mafi-Trench rated at   924/905
     horse power skid mounted
     One Flare Stack
Control
     20 x 50 structure housing the Motor Control Center, the Distributive Control System, and Variable speed drive for the pipeline pumps

Compressor         60 x 270:

     Overhead Hoist, insulated steel structure, lighting and ventilation fans, gas detection, flame detection, Centerline vents

Compression

     Inlet

     KC-531A   Engine SN 32627   Compressor SN 326910
     KC-531B   Engine SN 32628   Compressor SN 326920

Refrigeration

     K-630   Engine SN 295629   Compressor SN 292090

     Residue

     KC-532A   Engine SN 32625  Compressor SN 326930
     KC-532B   Engine SN 32626  Compressor SN 326940

Storage
     Five 30,000 gallon Storage tanks, 250 psig rated.
     One 18,000 gallon Storage tank, 250 psig rated.
     Seven Used 300 bbl. Stock Tanks,
     12' x 15' atmospheric

Hot Oil system

Pipe and related equipment
Instrumentation and Electrical equipment
Miscellaneous Consumable and Condensate Storage

Pipelines

  Low Pressure Inlet
  Two miles of 20" pipe including pig launcher/receiver

High Pressure Inlet
  25 miles of 12" pipe including launcher/receiver

  Liquid Pipeline to Amoco and Phillips
  28 miles of 4" pipe including valve   stations/measurement

              FACILITY AGREEMENT

              executed as of

              November 3, 1994

              by and between

              SNYDER OIL CORPORATION

                   and

              NATIONSBANC LEASING CORPORATION

     THIS FACILITY AGREEMENT (this "Agreement") is entered into as of the 3rd day of November, 1994, between SNYDER OIL CORPORATION, a
Delaware corporation ("Lessee"), and NATIONSBANC LEASING CORPORATION, a North Carolina corporation ("Lessor").

W I T N E S S E T H

     WHEREAS, Lessee has requested that Lessor enter into a Master Equipment Lease Agreement of even date herewith and, pursuant to such Master Equipment Lease Agreement and certain Schedules thereto, acquire and lease certain equipment to Lessee to be used by Lessee at a natural gas processing facility owned by Lessee located in Weld County, Colorado; and

     WHEREAS, Lessor has required, as a condition to entering into the Master Equipment Lease Agreement and Schedules thereto and acquiring and leasing equipment to Lessee thereunder, that Lessee inter into this Agreement to evidence certain additional obligations, covenants, agreements, representations, and warranties of Lessee related to such Master Equipment Lease Agreement.

     NOW, THEREFORE, for and in consideration of the agreements of Lessor to enter into such Master Equipment Lease Agreement and Schedules thereto and to lease certain equipment to Lessee thereunder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, Lessee hereby agrees with Lessor as follows:

                   ARTICLE I

                   TERMS DEFINED

     SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

     "Adjusted Consolidated Cash Flow" means, with respect to Lessee for any time period, Consolidated Cash Flow of Lessee for such time period, adjusted, however, to reflect all revenues and expenses (including lease operating expense, severance taxes, additional overhead and other expenses) attributable to material oil and gas properties purchased by Lessee or any of its Subsidiaries after the first day of such period as if such properties had been owned by Lessee or such Subsidiary on the first day of such period. As used in this definition, "material oil and gas properties" means oil and gas properties purchased for a purchase price not less than $25,000,000.

     "Affiliate" means, as to any Person, any subsidiary of such Person or any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

     "Applicable Environmental Law" means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), affecting the ownership, leasing or operation of any real or personal property owned, operated or leased by Lessee or any of its Subsidiaries in any way pertaining to health, safety or the environment, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws and health, safety and environmental laws and regulations, and further including without limitation, (a) the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended from time to time, herein referred to as "CERCLA"), (b) the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980 and the Solid Waste Recovery Act of 1976, as amended by the Solid Waste Disposal Act of 1980 and the Hazardous and Solid Waste Amendments of 1984 (as amended from time to time herein referred to as "RCRA"), (c) the Safe Drinking Water Act, as amended, (d) the Toxic Substances Control Act, as amended, (e) the Clean Air Act, as amended, (f) the Occupational Safety and Health Act of 1970, as amended, and (g) all laws, rules and regulations of state or any political subdivisions thereof having jurisdiction over the ownership, leasing or operation of any real or personal property owned, leased or operated by Lessee or any of its Subsidiaries which relate to health, safety or the environment, as each may be amended from time to time. The terms "hazardous substance", "petroleum", "release" and "threatened release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment with respect to all provisions of this Agreement; and provided further that, to the extent the laws of any state or any political subdivisions thereof having jurisdiction over the ownership, leasing or operation of any real or personal property owned, leased or operated by Lessee or any of its Subsidiaries establish a meaning for "hazardous substance", "petroleum", "release", "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

     "Authorized Officer" means, as to any Person, its Chairman, Vice-Chairman, President, Executive Vice President(s), Senior Vice President(s) or Vice President(s) duly authorized to act on behalf of such Person.

     "Cash Flow from Operating Activities" means, for any Person for any period, the cash flow from operating activities which would be reflected on a statement of cash flow for such Person for such period prepared in accordance with generally accepted accounting principles, but in all events, applying the accounting methods adopted and applied by Lessee for purposes of computing its consolidated cash flow from operating activities for the six month period ended June 30, 1994 as reported on its consolidated statement of cash flow for such period referenced in Section 3.4(b).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Cash Flow" means, with respect to Lessee for a time period, consolidated net income of Lessee for such time period as set forth in the financial statements delivered to Lessor pursuant to Section 4.1(a) or (b), (a) exclusive of net gain or loss (after provision for Taxes) on the sale of assets, other than inventory sold in the ordinary course of business, during such time period, (b) plus or minus, as appropriate, changes in deferred Taxes with respect to such time period, and (c) plus depreciation, depletion, amortization of principal and other non-cash charges for such time period.

     "Consolidated Current Assets" means, for any Person at any time, the sum of (a) consolidated current assets of such Person and its Consolidated Subsidiaries including accounts or notes receivable (if properly reserved in accordance with generally accepted accounting principles), but excluding (i) prepaid expenses, and (ii) assets held for resale, plus (b) in the case of Lessee, the unused portion of the Senior Credit Facility to the extent then available to Lessee.

     "Consolidated Current Liabilities" means, for any Person at any time, the current liabilities of such Person and its Consolidated
Subsidiaries at such time but excluding, in the case of Lessee, required principal payments under the Senior Credit Facility.

     "Consolidated Liabilities" means, for any Person at any time, the liabilities of such Person and its Consolidated Subsidiaries at such time, but in any event including any Debt or Guarantee of such

Person or any Consolidated Subsidiaries.

     "Consolidated Senior Debt" means, for Lessee at any time, (a) the consolidated Debt of Lessee and its Consolidated Subsidiaries at such time, plus (b) the Consolidated Current Liabilities of Lessee and its Consolidated Subsidiaries at such time in excess of the Consolidated Current Assets of Lessee and its Consolidated Subsidiaries at such time, minus, to the extent included in (a) or
(b) preceding, (c) (i) the principal balance of other Debt of Lessee and its Consolidated Subsidiaries at such time which by its terms is expressly subordinate to the obligations of Lessee under the Senior Credit Facility, and (ii) Nonrecourse Debt of Lessee and its Consolidated Subsidiaries at such time.

     "Consolidated Subsidiary" or "Consolidated Subsidiaries" means, for any Person, at any time, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements as of such time.

     "Consolidated Tangible Net Worth" means, with respect to Lessee at any time, the consolidated shareholder's equity of Lessee at such time less the consolidated intangible assets of Lessee at such time. For purposes of this definition "intangible assets" means the amount (to the extent reflected in determining such consolidated shareholder's equity) of all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization expenses and other intangible items.

     "Consolidated Total Covered Debt" means, with respect to Lessee at any time, (a) the consolidated Debt of Lessee and its Consolidated Subsidiaries at such time, plus (b) Consolidated Current Liabilities of Lessee and its Consolidated Subsidiaries in excess of Consolidated Current Assets of Lessee and its Consolidated Subsidiaries at such time.

     "Debt" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including capitalized lease obligations, other than usual and customary oil and gas leases) of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, and (f) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in (a) through (e) preceding. "Debt" shall not include liabilities and obligations expressly excluded from "Debt" in the definition of "Debt" contained in the Senior Credit Agreement as in effect on the date hereof.

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Environmental Indemnity Agreement" means the Environmental
Indemnity Agreement of even date herewith by and between Lessee and Lessor.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Event of Default" means any event defined as an "Event of Default" in Section 14(a) of the Master Lease and the Events of Default set forth in Section 7.1 of this Agreement.

     "Exhibit" refers to an exhibit attached to this Agreement and incorporated herein by reference, unless specifically provided otherwise.

     "Facility" means the natural gas gathering, processing and transportation facility owned (except to the extent of the Leased Equipment) by Lessee located in Weld County, Colorado consisting of a natural gas processing facility located on the Land and fifty-five

(55) miles of pipelines and related equipment located on the Rights of Way and used for the gathering, transportation and processing of natural gas and other hydrocarbons. The Facility shall expressly include (a) the Land, (b) the Rights-of-Way, (c) all improvements now existing or hereafter constructed on the Land or the Rights-of-Way,
(d) all personal property and fixtures forming a part of, pertaining to, affixed or attached to or situated upon, or used in connection with, all or any part of such natural gas gathering, processing and transportation facility, and including, without limitation, all books, records, plans, specifications, manuals, pipe, casings, seals, insulators, vents, joints, compressors, connections, tanks, pumps, pump sites, engines, racks, valves, instruments, meters, gauges, measuring equipment, signs, posts, boilers, furniture, towers, air conditioning and heating equipment, tools, spare parts, telephone and other communication equipment, computers and other machinery and equipment of every type or character and all accessions, additions and replacements to, and all substitutes for, the foregoing, (e) all general intangibles, including all contracts, licenses, permits, authorizations, documents, instruments and agreements in favor of or to which Lessee is now, or may hereafter, become a party which are necessary or useful for the ownership or operation of such natural gas gathering, processing and transportation facility, and (f) all proceeds and products of the foregoing.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by "comfort letter" or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term

Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     "Initial Closing Date" means the date Lessor acquires the Initial Equipment from Lessee and leases such Equipment to Lessor pursuant to (a) Article II hereof, (b) the Master Lease, and
(c) Schedule No. 1.

     "Initial Equipment" means the Leased Equipment described on Exhibit A hereto to be acquired by Lessor from Lessee and leased by Lessor to Lessee pursuant to Schedule No. 1 and the Master Lease.

     "Land" means the real property located in Weld County, Colorado on which the natural gas processing plant comprising a part of the Facility is located and which is more particularly described on Exhibit B attached hereto.

     "Leased Equipment" means all property which is leased by Lessor to Lessee pursuant to the Master Lease.

     "Lien" means with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, Lessee and its Subsidiaries shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Margin Regulations" mean Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Margin Stock" means "margin stock" as defined in Regulation U.

     "Master Lease" means the Master Equipment Lease Agreement of even date herewith by and between Lessor and Lessee, and "Master Lease" shall specifically include all leases entered into by and between Lessor and Lessee pursuant to the execution and delivery by Lessor and Lessee of Schedules to such Master Equipment Lease Agreement.

     "Material Debt" means Debt of Lessee or any of its Subsidiaries issued under one or more related or unrelated agreements or instruments in an aggregate principal amount exceeding $5,000,000.

     "Material Subsidiaries" means, for purposes of Section 8.1(e) and (f) hereof, any Subsidiary or Subsidiaries of Lessee which individually or in the aggregate meet any of the following criteria:
(a) its or their Cash Flow from Operating Activities for the period of four fiscal quarters ending immediately prior to the occurrence of any event with respect to such Subsidiary or Subsidiaries described in Section 8.1(e) or (f) equals or exceeds ten percent (10%) of Lessee's consolidated Cash Flow from Operating Activities for the period of four fiscal quarters ending June 30, 1994, (b) its or their gross revenues for the period of four (4) fiscal quarters ending immediately prior to the occurrence of any event described in Section 8.1(e) or (f) with respect to such Subsidiary or Subsidiaries equals or exceeds ten percent (10%) of Lessee's consolidated revenues for the period of four (4) fiscal quarters ending June 30, 1994, (c) its or their net income for the period of four (4) fiscal quarters ending immediately prior to the occurrence of any event with respect to such Subsidiary or Subsidiaries equals or exceeds ten percent (10%) of Lessee's consolidated net income for the period of four (4) fiscal quarters ending June 30, 1994, or (d) its or their assets as of the last day of the fiscal quarter ending immediately prior to the occurrence of any event described in Section 8.1(e) or (f) with respect to such Subsidiary or Subsidiaries equals or exceeds ten percent (10%) of Lessee's consolidated assets on June 30, 1994.

     "Nonrecourse Debt" means indebtedness (a) secured solely by the assets acquired with the proceeds of such indebtedness and (b) with respect to which neither Lessee nor any of its Subsidiaries have any liability for repayment beyond the assets pledged.

     "Permitted Encumbrances" (a) to the extent expressly stated, has the meaning given such term in the Senior Credit Agreement in effect on the date hereof, and (b) in each other case, means, with respect to the Facility: (i) the rights of Lessor in and to the Leased Equipment; (ii) the Site Lease, (iii) minor defects in title which do not secure the payment of money and otherwise have no material adverse effect on the value or operation of the Facility; (iv) mechanic's, materialmen's, warehouseman's, journeyman's and carrier's liens and other similar liens arising by operation of law or statute in the ordinary course of business which are not delinquent (except to the extent permitted by Section 4.5); and (v) liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as permitted by Section 4.6.

     "Permitted Transfer" means a sale, transfer or assignment by Lessee of the Facility, including, without limitation its rights in and to all Leased Equipment and under the Master Lease, (a) to a wholly owned Subsidiary of Lessee, (b) in connection with a sale, transfer or assignment by Lessee of substantially all of the oil and gas properties, pipelines, gathering systems, processing facilities and similar assets owned by Lessee and its subsidiaries in the Wattenberg Field in Morgan, Adams and Weld Counties, Colorado, or (c) in connection with a sale, transfer or assignment by Lessee of substantially all of the gas gathering, transportation, processing and marketing assets owned by Lessee and its Subsidiaries in the Wattenberg Field in Morgan, Adams and Weld Counties, Colorado; provided that at the time of any sale, transfer or assignment contemplated by (a), (b) or (c) of this definition, (x) no Default or Event of Default shall have occurred which is continuing, (y) the assignee or transferee shall expressly assume and agree to pay and perform each and every obligation of Lessee under the Transaction Papers pursuant to an assumption agreement and other documents in form and substance acceptable to Lessor, and (z) Lessee shall not be released from (and by written instruments and agreements in form and substance acceptable to Lessor, shall expressly, ratify and confirm that it remains primarily liable for) the payment and performance of each and every obligation of Lessee under the Transaction Papers.

     "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

     "Rights of Way" means all easements, rights of way, licenses, permits, surface leases, certificates of convenience and authority, documents, instruments, agreements, rights, interests and property pursuant to which Lessee is granted the right to the use or occupancy of real property for the construction, maintenance and operation of all gathering lines, transportation lines and other pipelines comprising a part of or used in connection with the Facility.

     "Schedule No. 1" means Schedule No. 1 to the Master Lease to be entered into on the date hereof by and between Lessor and Lessee pursuant to which Lessor will lease the Initial Equipment to Lessee.

     "Senior Credit Agreement" means the Fifth Restated Credit Agreement dated as of June 30, 1994, by and among Lessee, NationsBank of Texas, N.A. and the Banks from time to time parties thereto as the same may hereafter be amended, modified, renewed, extended, restated, increased or replaced from time to time, including, without limitation, any replacement thereof entered into with banks or other financial institutions which are not parties to the Senior Credit Agreement as in effect or the date hereof.

     "Senior Credit Facility" means the revolving credit facility available to Lessee pursuant to the Senior Credit Agreement as the same may be amended, modified, renewed, extended, increased, refinanced or replaced from time to time.



          "Site Lease" means that certain Site Lease Agreement of
event date herewith by and between Lessor and Lessee pursuant to which Lessee has agreed to lease the Facility to Lessor and it successors and assigns upon the occurrence of an Event of Default.

     "Special Cash Flow Cure Period" means the period commencing on the last day of any fiscal quarter for which Lessee's ratio of Consolidated Cash Flow to Consolidated Total Covered Debt is less than required by Section 6.4 and ending on the earlier of (a) ninety
(90) days following the expiration of such quarter, or (b) the date specified in a written notice from Lessor stating that Lessor has, in its discretion, selected such date as the expiration date for such Special Cash Flow Cure Period.

     "Subsidiary" means, for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on). Notwithstanding the foregoing, for all purposes of this Agreement, DJ Partners, L.P. shall be deemed a "Subsidiary" of Lessee.

     "Taxes" means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or other charges, or other charges of any nature whatsoever, from time to time or at any time imposed by law or any federal, state or local governmental agency. "Tax" means any one of the foregoing.

     "Transaction Papers" means this Agreement, the Master Lease, the Site Lease, the Environmental Indemnity Agreement and all other documents, instruments, agreements or certificates now or at any time hereafter delivered in connection with this Agreement, the Master Lease, the Site Lease or the Environmental Indemnity Agreement as the same may be amended, modified or restated from time to time.

     SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of Lessee and its Consolidated Subsidiaries delivered to Lessor except for changes concurred in by Lessee's independent certified public accountants and which are disclosed to Lessor on the next date on which financial statements are required to be delivered to Lessor pursuant to Section 4.1(a) or (b); provided that, unless Lessor shall otherwise agree in writing, no such change shall modify or affect the manner in which (a) compliance with the covenants contained in Article V is computed such that all such computations shall be made utilizing financial information presented consistently with prior periods, or (b) the computations contemplated by the definition of Material Subsidiary are made so that all such computations shall be made using financial information presented consistently with the financial information referenced in Section 3.4(b).


          ARTICLE II

     COMMITMENT WITH RESPECT TO
INITIAL EQUIPMENT; CLOSING CONDITIONS

     SECTION 2.1. Commitment. Subject to the satisfaction of each condition precedent set forth in Section 2.2 hereof and compliance by Lessee with the other terms and provisions of this Agreement, Lessor agrees to (a) purchase the Initial Equipment from Lessee for $21,000,000 (said amount representing the total cost to Lessee of such Initial Equipment), and (b) execute and deliver the Master Lease and Schedule No. 1 thereto and lease the Initial Equipment to Lessee thereunder.

     SECTION 2.2. Conditions to Initial Transaction. The obligation of Lessor to purchase the Initial Equipment and lease such equipment to Lessee pursuant to the Master Lease and Schedule No. 1, is subject to the satisfaction by Lessee of each of the following conditions on or before 5:00 p.m., Fort Worth, Texas time, November 3, 1994:

          (a) Lessor shall have received each of the following documents, instruments and agreements, duly executed and delivered by all requisite parties, each of which shall, unless otherwise indicated, be dated the Initial Closing Date;

     (i)  the Master Lease;

     (ii) Schedule No. 1;

     (iii)    the Site Lease;

     (iv) the Environmental Indemnity Agreement;

     (v) a Warranty Bill of Sale in form and substance acceptable to Lessor evidencing the conveyance of the Initial Equipment from Lessee to Lessor;

     (vi) certificates of insurance evidencing the physical damage, property damage and comprehensive liability insurance maintained by Lessee;

     (vii) financing statements on Form UCC-1 or such other form as Lessor shall request in form and substance acceptable to Lessor to evidence and perfect Lessor's interests in and to the Initial
Equipment and the Facility evidenced by the Transaction Papers.

     (viii) Lessee's Certificate of Incorporation and Bylaws and resolutions of Lessee's board of directors authorizing the transactions contemplated by the Transaction Papers, all of which shall be accompanied by a certificate of Lessee's corporate secretary certifying (A) that such documents are in full force and effect and have not been waived, amended, modified, revoked or repealed in any respect, and (B) as to the incumbency and signatures of the corporate officers of Lessee which shall execute and deliver the Transaction Papers on behalf of Lessee;

     (ix) a Certificate of Existence and Good Standing with respect to Lessee issued by the Secretary of State of Delaware;

     (x) a Certificate of Qualification as a foreign corporation and a Certificate of Good Standing with respect to Lessee in each case issued by the appropriate governmental authorities of the State of Colorado; and

     (xi) a waiver or consent in form and substance acceptable to Lessor executed by the Banks which are parties to the Senior Credit Agreement on the Initial Closing Date pursuant to which such Banks consent to the transactions contemplated by the Transaction Papers.

          (b) Neither a Default nor an Event of Default shall have occurred which is continuing on the Initial Closing Date;

          (c) Each representation and warranty contained herein and in each other Transaction Paper shall be true and correct on the Initial Closing Date;

          (d) No material adverse condition shall exist with respect to the Facility or the Initial Leased Equipment on the Initial
Closing Date as determined by Lessee in its sole discretion; and

          (e) No material adverse change in the business, financial condition, results of operations or prospects of Lessee or Lessee and its Subsidiaries on a consolidated basis since June 30, 1994 as determined by Lessee in its sole discretion.

     SECTION 2.3. No Further Commitment. Subject only to the commitment of Lessor with respect to the Initial Equipment contained in Section 2.1 hereof, Lessor has no commitment to acquire or lease any equipment or other assets to Lessee of any nature, and any commitment other than that set forth in Section 2.1 to acquire or lease any such equipment shall be made or declined by Lessor in its sole and absolute discretion. To the extent Lessor elects to make any such commitment, such commitment may be made subject to such conditions precedent, representations, warranties, covenants or agreements as Lessor may elect in its sole and absolute discretion.

          ARTICLE III

     REPRESENTATIONS AND WARRANTIES

     In order to induce Lessor to enter into the Master Lease and acquire and lease Leased Equipment to Lessee thereunder, Lessee represents and warrants to Lessor that:

     SECTION 3.1. Corporate Existence and Power. Lessee (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as foreign corporation in the State of Colorado and in each other jurisdiction where a failure to be so qualified could have a material adverse effect on its financial condition or operations.

     SECTION 3.2. Corporate and Governmental Authorization; Contravention. The execution, delivery and performance of this Agreement, the Master Lease, the Site Lease and the other Transaction Papers by Lessee are within Lessee's corporate powers, when executed will be duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulations or of the certificate of incorporation or bylaws of Lessee or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Person or result in the creation or imposition of any Lien on any asset of Lessee or any of its Subsidiaries except Liens in favor of Lessor.

     SECTION 3.3. Binding Effect. This Agreement constitutes a valid and binding agreement of Lessee; the other Transaction Papers, when executed and delivered, will constitute valid and binding obligations of Lessee, and will be enforceable in accordance with their respective terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally, and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

     SECTION 3.4. Financial Information. (a) The consolidated balance sheet of Lessee as of December 31, 1993, and the related consolidated statements of operations and cash flows for the fiscal year then ended, reported on by Arthur Anderson & Co., copies of which have been delivered to Lessor, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of Lessee as of such date and its consolidated results of operations and cash flows for such fiscal year.

          (b) The quarterly unaudited consolidated balance sheet of Lessee as of June 30, 1994, and the related unaudited consolidated statements of operations and cash flows for the portion of Lessee's fiscal year then ended, fairly present, in conformity with generally accepted accounting principles (subject to year end audit adjustments which will not materially alter the accuracy of the information set forth therein) applied on a basis consistent with the financial statements referred to in Section 3.4(a), the consolidated financial position of Lessee as of such date and its consolidated results of operations and cash flows for such portion of Lessee's fiscal year.

          (c) Except as disclosed in writing to Lessor prior to the execution and delivery of this Agreement, since June 30, 1994, there has been no material adverse change in the business, financial position, results of operations or prospects of Lessee or any of its Subsidiaries.

     SECTION 3.5. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of Lessee, threatened against or affecting Lessee or any of its Subsidiaries before any court or arbitrator, any governmental body, agency or official (a) which in any way relates to the construction, ownership or operation of the Facility, (b) in which there is a reasonable possibility of an adverse decision which could materially and adversely affect the business, consolidated financial position or consolidated results of operations of Lessee, or (c) which could in any manner draw into question the validity of any of the Transaction Papers.

     SECTION 3.6. Taxes and Filing of Tax Returns. Each of Lessee, its predecessors and their respective Subsidiaries has filed all material tax returns required to have been filed and has paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by such party, to the extent the same have become due and payable other than Taxes with respect to which a failure to pay would not have a material adverse effect on Lessee or its Subsidiaries. Lessee does not know of any proposed material Tax assessment against it or any of its Subsidiaries, and all Tax liabilities of each of Lessee, its predecessors and their respective Subsidiaries are adequately provided for.

     SECTION 3.7. Title to Properties; Liens (Generally). Lessee and each of its Subsidiaries have good and indefeasible title to all material assets purported to be owned by them subject only to Permitted Encumbrances (for purposes of this Section 3.7, Permitted Encumbrances shall have the meaning given such term in the Senior Credit Agreement as in effect on the date hereof).

     SECTION 3.8. Business; Compliance (Generally). Lessee and each of its Subsidiaries have performed and abided by all obligations required to be performed by them to the extent Lessee individually or Lessee and its Subsidiaries taken as a whole could be materially and adversely affected under any license, permit, order, authorization, grant, contract, agreement, or regulation to which any of them is a party or by which any of them or any of their assets are bound; provided that to the extent oil and gas properties owned by Lessee or its Subsidiaries are operated by operators other than Lessee or its Subsidiaries, Lessee has no knowledge that any such obligation remains unperformed and the appropriate Person has diligently enforced all contractual obligations of such operators to insure performance.

     SECTION 3.9. Licenses, Permits, Etc. (Generally). Lessee and its Subsidiaries possess such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of tribunals as are necessary to carry on their business as now being conducted except to the extent a failure to obtain any such item would not have a material adverse effect on Lessee individually or on Lessee and its Subsidiaries taken as a whole; provided that to the extent oil and gas properties owned by Lessee and its Subsidiaries are operated by operators other than Lessee or its Subsidiaries, Lessee has no knowledge that possession of such items has not been obtained, and the appropriate Person has diligently enforced all contractual obligations of such operators to obtain such items.

     SECTION 3.10. Compliance with Law (Generally). The business and operations of Lessee and its Subsidiaries have been and are being conducted in accordance with all applicable laws, rules and regulations of all tribunals, other than laws, rules and regulations the violation of which could not (either individually or collectively) have a material adverse effect on Lessee's individual financial condition or operations or on the financial condition or operations of Lessee and its Subsidiaries taken as a whole; provided that to the extent oil and gas properties owned by Lessee and its Subsidiaries are operated by operators other than Lessee or its Subsidiaries, Lessee has no knowledge of non-compliance and the appropriate Person has diligently enforced all contractual obligations of such operators to insure compliance.

     SECTION 3.11. Full Disclosure. All information heretofore furnished by Lessee (or any other party in its behalf) to Lessor for purposes of or in connection with the Master Lease, the Site Lease, this Agreement or any other Transaction Paper or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Lessee or in its behalf to Lessor will be, true, complete and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. Lessee has disclosed to Lessor in writing any and all facts (other than facts of general public knowledge) which might reasonably be expected to materially and adversely affect or might affect (to the extent Lessee can now reasonably foresee), the business, operations, prospects or condition, financial or otherwise, of Lessee or its Subsidiaries or the ability of Lessee to perform its obligations under this Agreement.

     SECTION 3.12. Environmental Matters. No real or personal property owned or leased by Lessee or any Subsidiary of Lessee (including without limitation, Lessee's and its Subsidiaries oil and gas properties and related assets) and no operations conducted thereon, and to Lessee's knowledge, no operations of any prior owner, lessee or operator of any such properties, is or has been in violation of any Applicable Environmental Law other than violations which individually and in the aggregate will not have a material adverse effect on Lessee and its Subsidiaries taken as a whole. Neither Lessee, any Subsidiary of Lessee nor any such property or operation is the subject of any existing, pending or, to Lessee's knowledge, threatened action, suit, investigation, inquiry or preceding with respect to Applicable Environmental Laws which could, individually or in the aggregate, have a material adverse effect on Lessee and its Subsidiaries taken as a whole. All notices, permits, licenses, and similar authorizations, if any, required to be obtained or filed in connection with the ownership or operation of any and all real and personal property owned, leased or operated by Lessee or any of its Subsidiaries, including, without limitation, notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release of hazardous substances, petroleums, or solid waste into the environment, have been duly obtained or filed except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not have a material adverse effect on Lessee and its Subsidiaries taken as a whole. To Lessee's knowledge, all hazardous substances, if any, generated by or at any and all real or personal property owned, leased or operated by Lessee or any of its Subsidiaries have been transported, treated, and disposed of only by carriers maintaining valid permits under RCRA and other Applicable Environmental Laws. There has been no release or threatened release of any quantity of any hazardous substances or petroleum on, to or from any real or personal property owned, leased, or operated by Lessee or any Subsidiary which was not in compliance with Applicable Environmental Laws other than releases which would not, individually or in the aggregate, have a material adverse effect on Lessee and its Subsidiaries taken as a whole. Neither Lessee nor any Subsidiary has any contingent liability in connection with any release or threatened release of any hazardous substance, petroleum, or solid waste into the environment which could have a material adverse effect on Lessee and its Subsidiaries taken as a whole.

     SECTION 3.13.  Title to Facility.  Lessee has good and
marketable title to the Facility, including, without limitation, all Rights of Way, free and clear of all Liens other than Permitted
Encumbrances.

     SECTION 3.14. Facility Compliance. The Facility was constructed in full compliance with, and the Facility and its past, present and anticipated operations comply in all respects with all applicable licenses, permits, orders, authorizations and all applicable laws, rules and regulations of governmental authorities, including, without limitation, all applicable restrictive covenants, zoning ordinances, building codes and flood disaster laws. Lessee possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of governmental authorities as are necessary to own and operate the Facility in accordance with its intended uses.

          ARTICLE IV

     AFFIRMATIVE COVENANTS

     Lessee agrees that, so long as the Master Lease is in effect or Lessee has any obligation or liability to Lessor thereunder.

     SECTION 4.1. Information. Lessee will deliver, or cause to be delivered, to Lessor:

          (a) as soon as available and in any event within ninety
(90) days after the end of each fiscal year of Lessee, consolidated and consolidating balance sheets of Lessee as of the end of such fiscal year and the related consolidated and consolidating statements of income and changes in financial position for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported by Lessee in accordance with generally accepted accounting principles and audited by Arthur Anderson & Co. or other independent public accountants of nationally recognized standing acceptable to Lessor;

          (b) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of Lessee, consolidated and consolidating balance sheets of Lessee as of the end of such quarter and the related consolidated and consolidating statements of income and changes in financial position for such quarter and for the portion of Lessee's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Lessee's previous fiscal year. All financial statements delivered pursuant to this Section 4.1(b) shall be certified as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer of Lessee;

          (c) simultaneously with the delivery of each set of financial statements referred to in Sections 4.1(a) and (b), a certificate of an Authorized Officer, (i) setting forth in reasonable detail the calculations required to establish whether Lessee was in compliance with the requirements of Article V on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which Lessee is taking or proposes to take with respect thereto, and (iii) stating whether or not such financial statements fairly reflect the business and financial condition of Lessee as of the date of the delivery of such financial statements;

          (d) as soon as available and in any event by August 15 and February 15 of each year, an operating statement for the Facility for the semi-annual period ending the immediately preceding June 30 or December 31, as applicable, substantially in the form of Exhibit C attached hereto, which shall set forth for such six month period (i) the average prices received by Lessee for hydrocarbons produced and processed at the Facility, (ii) the cost of all natural gas and other hydrocarbons purchased by Lessee and gathered, processed or transported at or through the Facility, (iii) operating expenses incurred in the operation of the Facility, (iv) volumes of natural gas processed at the Facility, (v) volumes of natural gas liquids, condensate, gasoline and other hydrocarbons produced in connection with the operation of the Facility, and (vi) such other information regarding the operation of the Facility as Lessor shall reasonably request;

          (e) immediately upon any Authorized Officer becoming aware of the occurrence of any Default or Event of Default, including, without limitation, a Default or Event of Default under Article VI, a certificate of an Authorized Officer setting forth the details thereof and the action which Lessee is taking or proposes to take with respect thereto;

          (f) promptly upon the mailing thereof to the stockholders of Lessee generally, copies of all financial statements, reports and proxy statements so mailed;

          (g) promptly upon the filing thereof, copies of all final registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), post effective amendments thereto and annual, quarterly or special reports which Lessee shall have filed with the Securities and Exchange
Commission;

          (h)  promptly following the occurrence thereof, notice of
(i) any material adverse change in the financial condition of Lessee, or (ii) the occurrence of any acceleration of the maturity of any Debt owing by Lessee or any of its Subsidiaries or any default under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such default or acceleration might have a material adverse effect upon their financial condition;

          (i) promptly upon receipt of same, any notice or other information received by Lessee or any Subsidiary of Lessee indicating any potential, actual or alleged (i) non-compliance with or violation of the requirements of any Applicable Environmental Law which (A) relates in any way to the Facility to the extent such non-compliance could result in liability to Lessee for fines, clean up or remediation obligations or other liability in excess of $25,000 in the aggregate, or (B) could result in liability to Lessee or any Subsidiary for fines, clean up or any other remediation obligations or any other liability in excess of $250,000 in the aggregate; (ii) release or threatened release of any toxic or hazardous waste, substance, or constituent, or other substance into the environment which release would impose on Lessee or any Subsidiary a duty to report to a governmental authority or to pay cleanup costs or to take remedial action under any Applicable Environmental Law and which (A) arises out of or results in any way from the operation of the Facility to the extent that such release or threatened release (1) involves more than two hundred (200) gallons of Hazardous Substances, or (2) could result in liability to Lessee for fines, clean up or remediation or other liability in excess of $25,000 in the aggregate, or (B) could result in liability to Lessee or any Subsidiary for fines, clean up and other remediation obligations or any other liability in excess of $250,000 in the aggregate; or (iii) the existence of any Lien arising under any Applicable Environmental Law which (A) encumbers all or any part of the Facility and which secures any obligation to pay fines, clean up or other remediation costs or other liability in excess of $25,000 in the aggregate, or (B) secures any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $250,000 in the aggregate. Without limiting the foregoing, Lessee shall provide to Lessor promptly upon receipt of same copies of all environmental consultants or engineers reports received by Lessee or any Subsidiary of Lessee which (A) relates in any manner to the Facility, or (B) would render the representation and warranty contained in Section 3.12 untrue or inaccurate in any respect;

          (j) in the event any notification is provided by Lessee to Lessor pursuant to Section 4.1(i) hereof or Lessor otherwise learns of any event or condition under which any such notice would be required, then, upon request of Lessor, Lessee shall, within 90 days of such request, cause to be furnished to Lessor a report by an environmental consulting firm acceptable to Lessor, stating that a review of such event, condition or circumstance has been undertaken (the scope of which shall be acceptable to Lessor) and detailing the findings, conclusions, and recommendations of such consultant. Lessee shall bear all expenses and costs associated with such review and updates thereof, as well as all remediation or curative action recommended by any such environmental consultant; and

          (l) from time to time such additional information regarding the Facility and the financial condition, business or operations of Lessee and its Subsidiaries as Lessor may reasonably request.

     SECTION 4.2. Business of Lessee. The primary business of Lessee and its Subsidiaries will continue to be the acquisition, exploration for, development, production, transportation, processing and marketing of liquid or gaseous hydrocarbons and accompanying elements and related businesses.

     SECTION 4.3. Maintenance of Existence. Lessee shall at all times (a) maintain its corporate existence in the state of Delaware, and (b) be in good standing and maintain its qualification to transact business in the State of Colorado and in all other jurisdictions where the failure to be in good standing or failure to be qualified to transact business could have a material adverse effect on the financial condition or operations of Lessee individually or Lessee and its Subsidiaries taken as a whole.

     SECTION 4.4. Right of Inspection. Lessee will permit and will cause each of its Subsidiaries to permit any officer, employee or agent of Lessor to visit and inspect the Facility, examine Lessee's and its Subsidiaries books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts (including, without limitation, the operations of the Facility) of Lessee and its Subsidiaries with Lessee's and its Subsidiaries' officers, accountants and auditors, all at such reasonable times and as often as Lessor may desire, all at the expense of Lessee. Lessor covenants and agrees to preserve the confidentiality of any information with respect to which Lessee, or any of its Subsidiaries has an obligation of confidentiality to a third party (to the extent such obligation has been disclosed to Lessor), except to the extent Lessor is required to disclose such information pursuant to any applicable law, rule or regulation of any governmental body or pursuant to the order of any court of competent jurisdiction.

     SECTION 4.5. Payment of Taxes and Claims. Lessee will, and will cause each of its Subsidiaries to, pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets; provided, however, no payment of Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and neither the Facility nor any material part of the other property or assets of Lessee or any of its Subsidiaries are subject to levy or execution, (ii) Lessee as and to the extent required in accordance with generally accepted accounting principles, shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting practices) deemed by it to be adequate with respect thereto, and (iii) Lessee has notified Lessor of such circumstances, in detail satisfactory to Lessor.

     SECTION 4.6. Compliance with Laws and Documents. Lessee will and will cause each of its Subsidiaries to comply with all laws, their respective certificates of incorporation, bylaws, partnership agreements and similar organizational documents and all material agreements to which Lessee or any of its Subsidiaries is a party, if a violation, alone or when combined with all other such violations, could have a material adverse effect on the financial condition or operations of Lessee individually or Lessee and its Subsidiaries taken as a whole.

     SECTION 4.7. Operation of Facility. Lessee will operate the Facility in a good and workmanlike manner and in accordance with all applicable permits, authorizations, licenses and consents and all applicable laws, rules and regulations of governmental authorities and will pay all fees or charges of any kind in connection therewith. Lessee will at all times comply fully with the terms of all Rights of Way and pay all such amounts and take all other actions as are required to preserve and maintain the Rights of Way in full force and effect at all times; provided that Lessee will comply with and will cause to be performed all of the covenants, agreements and obligations imposed upon it or the Facility in the Permitted Encumbrances and Rights of Way in accordance with their respective terms and provisions and will take all actions, pay such amounts and do all such further acts and things as are necessary to preserve and maintain the Rights of Way in full force and effect at all times; provided, that Lessee will not be required to maintain any Right of Way in force if (a) such right of way is no longer being used by Lessee in the operation of the Facility, (b) all Leased Equipment is removed from such Right of Way and is either incorporated into another part of the Facility or stored on the Land, and (c) Lessee provides Lessor notice of its intent to abandon such Right of Way not less than thirty (30) days prior to the effective date of such abandonment. If Lessee receives a notice or claim from any governmental authority pertaining to the Facility, including specifically, but without limitation, a notice that the Facility is not in compliance with any permit, authorization, license or consent or any law, rule or regulation of any governmental authority, Lessee will promptly furnish a copy of such notice or claim to Lessor.

     SECTION 4.8. Repair and Maintenance of the Facility. Lessee will maintain the Facility in a good operating order and condition, causing all necessary repairs, renewals and replacements to be promptly made, and will not allow any part of the Facility to be misused, abused or wasted or to deteriorate.

     SECTION 4.9. Environmental Law Compliance. Lessee will, and will cause each of its Subsidiaries to, comply in all material respects with all Applicable Environmental Laws related to the ownership, leasing or operation of all other assets owned, operated or leased by Lessee or any of its Subsidiaries, in each case, including, without limitation, (a) all licensing, permitting, notification and similar requirements of Applicable Environmental Laws, and (b) all provisions of Applicable Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of hazardous substances, petroleum, solid waste or other contaminants. Lessee will, and will cause each of its Subsidiaries to, promptly pay and discharge when due all debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Applicable Environmental Laws.

     SECTION 4.10. Additional Cost Information. Lessee acknowledges that Lessor has required that Lessee provide Lessor with invoices, purchase orders, purchase contracts and other documentation required by Lessor (the "Cost Information") to verify to Lessor's satisfaction that the actual cost to Lessee of the Initial Equipment equals or exceeds $21,000,000. Lessee hereby agrees that on or before December 23, 1994, Lessee will provide additional Cost Information verifying that the actual cost of the Initial Equipment equals or exceeds $21,000,000. If, upon receipt of such information, Lessor reasonably determines that the actual cost of the Initial Equipment is less than $21,000,000, then (a) Lessee shall immediately refund to Lessor the difference between $21,000,000 and the actual cost of the Initial Equipment as determined by Lessor, (b) each monthly payment of Base Rent payable pursuant to Schedule No. 1 (i) during the initial Base Term shall be reduced to 1.39155% of the actual cost of the Initial Equipment as determined by Lessor (and Lessor will promptly credit Lessee's account in an amount equal to the excess portion of monthly payments of Base Rent previously received by Lessor), and (ii) during the extended portion of the Base Term (as contemplated by Section 9 of Schedule No. 1) shall be reduced to 1.32% of the actual cost of the Initial Equipment as determined by Lessor, (c) the stipulated amount of the fair market value of the Leased Equipment for purposes of the fair market value purchase option set forth in Section 8 of Schedule No. 1 shall be reduced by twenty percent (20%) of the difference between $21,000,000 and the actual cost of the Leased Equipment as determined by Lessor, and (d) the actual cost of the Leased Equipment for all other purposes of Schedule No. 1, including, without limitation, for purposes of Sections 1, 5 and 10 of Schedule No. 1, shall be the actual cost as determined by Lessor.

     SECTION 4.11. Supplemental Documentation Regarding Rights of Way. As soon as reasonably possible, but in all events on or before January 3, 1994, Lessee shall (a) cause record title in and to all Rights of Way to be transferred to Lessee, (b) deliver to Lessor evidence satisfactory to Lessor that (i) record title in and to all Rights of Way has been transferred to, and is vested in, Lessee, (ii) such Rights of Way constitute all Rights of Way necessary for the construction, maintenance and operation of all pipelines, gathering systems, transportation lines and related machinery, equipment and fixtures forming a part of the Facility, and (iii) that the Facility has been constructed and lies wholly within the boundaries of the Land and such Rights of Way, and (c) execute, deliver and file of record (i) a supplement to the Site Lease, (ii) such UCC-1 financing statement, and (iii) all such other documents, instruments and agreements (all in form and substance satisfactory to Lessor) as Lessor shall reasonably require to fully evidence and perfect of record all rights and interests with respect to the Rights of Way which are intended to be afforded to Lessor under the Site Lease.

     SECTION 4.12. Evidence of Title; Survey and Insurance Endorsement. As soon as available, but in all events on or before December 3, 1994, Lessee shall provide to Lessor (a) a survey of the land in form and substance acceptable to Lessor, but which will, in all events, (i) contain a metes and bounds legal description of the boundaries of the Land Site, (ii) contain a survey of the boundaries of the Land with field notes corresponding to the metes and bounds legal description, (iii) set forth the location of the major equipment components and improvements located on the Land, and (iv) contain a current surveyor's or engineer's certification in form and substance acceptable to Lessor, (b) a copy of an Owner's Policy of Title Insurance reflecting that Lessee holds good and marketable title to the Land subject to no Liens other than Permitted Encumbrances, and (c) endorsements to the policies of physical damage, property damage and comprehensive liability insurance maintained by Lessee in accordance with Section 6 of the Master Lease reflecting that Lessor has been named as a loss payee and an additional insured under each such policy.

          ARTICLE V

     NEGATIVE COVENANTS

     Lessee agrees that, so long as the Master Lease is in effect or any obligation of Lessee thereunder remains unpaid:

     SECTION 5.1. Negative Pledge. Lessee will not create, assume or suffer to exist any Lien on all or any part of the Facility except Permitted Encumbrances.

     SECTION 5.2. Consolidations and Mergers. Lessee will not consolidate or merge with or into any other Person; provided, that so long as no Default or Event of Default exists or will result, Lessee may merge or consolidate with another Person so long as Lessee is the surviving corporation.

     SECTION 5.3. Asset Dispositions. (a) Lessee will not sell, lease, abandon or otherwise transfer the Facility to any other Person, (b) Lessee will not sell, lease, abandon or otherwise transfer substantially all of its assets to any other Person, and (c) Lessee will not, and will not permit its Subsidiaries to, sell, lease, abandon, or otherwise transfer substantially all of the assets of Lessee and its Subsidiaries on a consolidated basis. Notwithstanding the foregoing, Lessor will not unreasonably withhold its consent to a Permitted Transfer.

     SECTION 5.4. Use of Proceeds. The proceeds received by Lessee in respect of the transactions contemplated by the Transaction Papers will not be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, and none of such proceeds will be used in violation of applicable law (including, without limitation, the Margin Regulations).

     SECTION 5.5. Transactions with Affiliates. Lessee will not, and will not permit any Subsidiary, to engage in any material transaction with an Affiliate of Lessee unless such transaction is generally as favorable to Lessee or such Subsidiary as could be obtained in an arm's length transaction with an unaffiliated Person in accordance with prevailing industry customs and practices.

          ARTICLE VI

     FINANCIAL COVENANTS

     Lessee agrees that, so long as the Master Lease is in effect or any obligation of Lessee thereunder remains unpaid;

     SECTION 6.1. Consolidated Working Capital of Lessee. Lessee will not permit the amount by which its Consolidated Current Assets exceeds its Consolidated Current Liabilities as of the end of any fiscal quarter to be less than $1,000,000.

     SECTION 6.2. Current Ratio of Lessee. Lessee will not permit the ratio of its Consolidated Current Assets to its Consolidated
Current Liabilities as of the end of any fiscal quarter to be less than 1.0 to 1.0.

     SECTION 6.3. Ratio of Consolidated Total Debt and Consolidated Senior Debt to Consolidated Tangible Net Worth of Lessee. Lessee will not permit its consolidated total Debt as of the end of any fiscal quarter to exceed one hundred fifty percent (150%) of its Consolidated Tangible Net Worth as of the end of such fiscal quarter. Lessee will not permit its Consolidated Senior Debt as of the end of any fiscal quarter to exceed one hundred twenty percent (120%) of its Consolidated Tangible Net Worth as of the end of such fiscal quarter.

     SECTION 6.4. Adjusted Consolidated Cash Flow Coverage of Lessee. If, as of the end of any fiscal quarter the aggregate Adjusted Consolidated Cash Flow of Lessee for (a) the fiscal quarter then ended is less than five percent (5%) of Lessee's Consolidated Total Covered Debt as of the end of such fiscal quarter, or (b) the four fiscal quarters then ended is less than twenty five percent (25%) of Lessee's Consolidated Total Covered Debt as of the end of such fiscal quarter exclusive of such portion of Consolidated Total Covered Debt, then, in either event, Lessee will, prior to the expiration of the applicable Special Cash Flow Cure Period, make a principal payment on its outstanding Debt in an amount such that, if the principal so paid had not been outstanding at the end of such fiscal quarter, the percentage set forth herein would have been satisfied for such fiscal quarter.

ARTICLE VII

INDEMNIFICATION

     Lessee shall indemnify Lessor and hold Lessor harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, claims arising out of any negligence, strict liability in tort or claims for infringement (and further including, without limitation, the reasonable fees and disbursements of counsel for Lessor in connection with any investigative, administrative or judicial proceeding, whether or not Lessor shall be designated a party thereto) which may be incurred by Lessor and which in any way relate to or arise out of (a) this Agreement or any other Transaction Paper, (b) any actual or proposed use of amounts paid by Lessor to Lessee pursuant to the transactions contemplated by the Transaction Papers, (c) the ordering, acquisition, rejection, installation, possession, maintenance, use, ownership, condition, destruction, operation, return or disposition of the Leased Equipment, or (d) the construction, ownership, use, maintenance, condition, disposition or operation of the Facility; provided that Lessor shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct, IT BEING THE EXPRESS INTENTION OF LESSEE THAT LESSOR SHALL BE INDEMNIFIED FOR THE CONSEQUENCES OF ITS ORDINARY NEGLIGENCE. The indemnification provided for in this Article VII is in addition to that contained in the Environmental Indemnity Agreement. Lessee's obligations under this Article VII shall survive any partial or total termination, expiration, or cancellation of the Master Lease, this Agreement and all other Transaction Papers. For purposes of this Article VII, "Lessor" shall include is shareholders, directors, officers, employees, agent, attorneys and Affiliates.

ARTICLE VIII

DEFAULTS

     SECTION 8.1. Events of Default. In addition to the Events of Default contained in the Master Lease and the Site Lease, the occurrence of any one or more of the following events shall constitute an Event of Default for all purposes of this Agreement, the Master Lease, the Site Lease and all other Transaction Papers.

          (a) Lessee shall fail to observe or perform any covenant or agreement contained in Section 4.11, Section 4.12, Article V or
Article VI of this Agreement and, as to Section 6.1 through and including 6.3 only, the continuance of such failure for a period not to exceed thirty (30) consecutive days (with respect to the first such failure within a given calendar year) and five (5) days (with respect to the second and third such failures within a given calendar year); provided that no grace period shall apply after the third such failure in any calendar year;

          (b) Lessee shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Transaction Paper (other than those covered by Section 8.1(a)) for ten (10) days after written notice thereof has been given to Lessee by Lessor;

          (c) Lessee shall fail to cause the financial statements described in Section 4.1(a) to be accompanied by the opinion without qualification (except for qualifications required by changes in accounting methods with which Lessee's auditors concur) of the accountants preparing such opinion, that such financial statements were prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial position and results of operations of Lessee;

          (d) Lessee or any of its Subsidiaries shall fail or pay any Material Debt at maturity or any event or condition (i) shall occur which results in the acceleration of the maturity of any Material Debt of Lessee or any of its Subsidiaries, or (ii) shall occur and continue for a period of thirty (30) days (or such shorter cure period as is provided pursuant to the terms of such Material
Debt) which entitles (or, with the giving of notice or lapse of time or both, would unless cured or waived, entitle) the holder of such Material Debt to accelerate the maturity thereof;

          (e) any Material Subsidiary of Lessee shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (f) an involuntary case or other proceeding shall be commenced against any Material Subsidiary of Lessee seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Material Subsidiary of Lessee under the federal bankruptcy laws as now or hereafter in effect;

          (g) one (1) or more judgments or orders for the payment of money aggregating in excess of $1,000,000 shall be rendered against Lessee or any of its Subsidiaries and such judgment or order (i) shall continue unsatisfied and unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of thirty (30) days, or (ii) is not fully paid and satisfied at least ten (10) days prior to the date on which any of its assets may be lawfully sold to satisfy such judgment or order;

          (h) one (1) or more judgments or orders for the payment of money aggregating in excess of the sum of (i) $20,000,000 plus (ii)
(A) the amount of such judgment which is covered by insurance to the satisfaction of Lessor and its counsel, and (B) any amounts which Lessee has deposited with the agent bank under the Senior Credit Agreement (or any other party designated by the financial institutions which are parties to the Senior Credit Agreement) to be held as security for the payment of such judgment shall be rendered against Lessee or any of its Subsidiaries, whether or not otherwise bonded or stayed; or

          (i) the Site Lease shall for any reason cease to constitute a valid, binding and enforceable obligation of Lessee in accordance with its terms or Lessee shall so state in writing.

     SECTION 8.2. Remedies Upon Default. Upon the occurrence of any Event of Default specified in Section 8.1, Lessor shall be entitled to exercise any and all remedies available to Lessor under (a)
Section 14(b) of the Master Lease, (b) the provisions of the Site Lease which are contingent upon the existence of an Event of Default, including, without termination, Articles II and V thereof, and (c) any other remedy available to Lessor under any other Transaction Paper or applicable law which is contingent upon the occurrence of an Event of Default, a "default", an "event of default", a "breach", a "violation", or any similar event.

ARTICLE IX

MISCELLANEOUS

     SECTION 9.1.  Return of Leased Equipment; Storage Obligation.
In addition to Lessee's obligations under Section 9(b) of the Master Lease, Lessee agrees that at the expiration of the lease term with respect to any item of Leased Equipment, Lessee shall return such Leased Equipment to Lessor clean and in good condition and working order, ordinary wear and tear excepted, with all parts fully functional, free and clear of all Liens, and free and clear of all insignia, logos, advertising information or other markings made by Lessee thereon. Upon request by Lessor, Lessee will, at its expense,
(a) deliver such Leased Equipment to any site or sites in the continental United States designated by Lessor, and (b) to the extent Lessor requests and Lessee has suitable space available, defer such return and store such Leased Equipment for Lessor for up to ninety
(90) days. Lessor shall pay all costs of maintenance and insurance on the Leased Equipment during such deferral period.

     SECTION 9.2. Notices. All notices, requests and other communications to Lessor or Lessee hereunder shall be in writing (including bank wire, telecopy or similar writing) and shall be given to such party at its address, telex or telecopy number set forth on the signature pages hereof or such other address, telex or telecopy number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.2 and the appropriate answerback is received or receipt is otherwise confirmed, (b) if given by mail, one (1) business day after deposit in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in this Section 9.2.

     SECTION 9.3. No Waivers. No failure or delay by Lessor in exercising any right, power or privilege hereunder or under any other Transaction Paper shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in any of the other Transaction Papers.
     SECTION 9.4. Expenses. Lessee shall pay (a) all out-of-pocket expenses of Lessor, including reasonable fees and disbursements of special counsel for Lessor in connection with the preparation of this Agreement and the other Transaction Papers, any waiver or consent hereunder or thereunder or any amendment hereof or thereof, and (b) if an Event of Default occurs, all out-of-pocket expenses incurred by Lessor including (i) fees and disbursements of counsel in connection with such Default or Event of Default and collection and other enforcement proceedings resulting therefrom, (ii) fees of auditors and consultants incurred in connection therewith, and (iii) investigation expenses incurred by Lessor in connection therewith. The fees and disbursements of counsel for Lessor which Lessee is required to pay pursuant to this Section 9.4 in connection with the preparation of this Agreement and the other Transaction Papers (excluding any amendments, modifications or supplements thereto entered into after November 3, 1994 and expressly excluding the supplement to the Site Lease and other documents contemplated by Sections 4.11 and 4.12) and the closing of the transactions contemplated hereby shall not exceed $12,500. The fees and expenses of special counsel for Lessor incurred in connection with the preparation, execution, delivery and recording of the supplement to the Site Lease and other documents contemplated by Sections 4.11 and
4.12 shall be paid by Lessee in accordance with such counsel's standard hourly rates.

     SECTION 9.5. Right Set-Off. Upon the occurrence and during the continuance of any Event of Default, Lessor and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Person to or for the credit or the account of Lessee against any and all of the obligations of Lessee now or hereafter existing under the Master Lease, this Agreement and any other Transaction Papers, irrespective of whether or not Lessor shall have made any demand under this Agreement or such other Transaction Papers and although such obligations may be unmatured. Lessor agrees promptly to notify Lessee after any such setoff and application made by Lessor; or any of its Affiliates provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lessor under this Section 9.4 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lessor may have.

     SECTION 9.6.  Amendments and Waivers.  Any provision of this
Agreement, the Master Lease or the other Transaction Papers may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Lessee and Lessor.

     SECTION 9.7. Survival. All representations, warranties and covenants made by Lessee herein or in any certificate or other instrument delivered by it or in its behalf under the Transaction Papers shall be considered to have been relied upon by Lessor and shall survive the execution and delivery to Lessor of such Transaction Papers, including any Schedule to the Master Lease, regardless of any investigation made by or on behalf of Lessor.

     SECTION 9.8. Invalid Provisions. If any provision of the Transaction Papers is held to be illegal, invalid, or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, the Transaction Papers shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Transaction Papers a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

     SECTION 9.9. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that, except under the circumstances permitted in Section 4.3 hereof, Lessee may not assign or otherwise transfer any of its rights under this Agreement or any other Transaction Paper. Lessor may sell, assign, transfer or otherwise convey all or any part of its rights under this Agreement and the other Transaction Papers at any time. Without limiting the foregoing, the provisions of this Agreement shall inure to the benefit of the holders of the beneficial interests in any trust to which any interest of Lessor in and to the Equipment or under this Agreement or any other transaction document may be assigned.

          (b) Subject to Lessee's prior written consent, such consent to not be unreasonably withheld, Lessor shall have the right to disclose any information in its possession regarding Lessee, its Subsidiaries, the Facility or the Leased Equipment, or regarding to any transferee, participant, potential transferee or potential participant of any of rights of Lessor under the Transaction Papers or any part thereof.

     SECTION 9.10. GEORGIA LAW. THIS AGREEMENT AND EACH OTHER TRANSACTION PAPER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF GEORGIA, EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF COLORADO NECESSARILY GOVERN THE ENFORCEMENT OF ANY REMEDY CONTAINED IN THE SITE LEASE.

     SECTION 9.11.  Consent to Jurisdiction; Waiver of Immunities.
(a) Except to the extent the jurisdiction of the courts of the State of Colorado is required for the exercise of the remedies provided in the Site Lease, Lessee hereby irrevocably submits to the jurisdiction of any Texas State or Federal court sitting in the Northern District of Texas over any action or proceeding arising out of or relating to this Agreement or any other Transaction Paper, and Lessee hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Texas State or Federal court. Lessee hereby irrevocably appoints Prentice-Hall Corporate Systems, Inc. (the "Process Agent"), with an office on the date hereof at 400 N. St. Paul, Dallas, Texas 75201, as its agent to receive on behalf of Lessee proper service of copies of the summons and complaint and any other process which may be made by mailing or delivering a copy of such process to Lessee in care of the Process Agent at the Process Agent's above address, and Lessee hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Such appointment and authorization shall be automatically and immediately effective without the necessity of any further action on the part of Lessee or Lessor in the event Lessee ceases to maintain its principal executive office in the Dallas/Fort Worth Metropolitan area. As an alternative method of service, Lessee also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Lessee at its address specified in Section 9.2. Lessee agree that a final judgment on any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Nothing in this Section 9.11 shall affect any right of Lessor to serve legal process in any other manner permitted by law or affect the right of Lessor to bring any action or proceeding against Lessee or its Subsidiaries or their properties in the courts of any other jurisdictions.

          (c) To the extent that Lessee has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Lessee hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Transaction Papers.

     SECTION 9.12. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when counterparts hereof have been signed by Lessor and Lessee and delivered each to the other.

     SECTION 9.13. No Third Party Beneficiaries. It is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained other than transferees or assignees of all or any part of any Lessor's interest hereunder and permitted transferees or assignees of all or any part of Lessee's interest hereunder.

     SECTION 9.14. COMPLETE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND BETWEEN LESSOR AND LESSEE AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF LESSOR OR LESSEE. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN LESSOR AND LESSEE.

     SECTION 9.15. WAIVER OF JURY TRIAL. LESSEE AND LESSOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL
ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION PAPERS AND FOR ANY COUNTERCLAIM THEREIN.


[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.


Lessee:

SNYDER OIL CORPORATION,
a Delaware corporation



By: /s/ Peter E. Lorenzen
     Peter E. Lorenzen,
     Vice President, General Counsel


777 Main Street, Suite 2500
Fort Worth, Texas  76102
Attn:  James H. Shonsey
Telecopy No.:  817-882-5895


with a copy to:

Thomas J. Edelman
595 Madison Avenue
27th Floor
New York, New York 10022
Telecopy No.:  212-888-6877


Lessor:

NATIONSBANC LEASING CORPORATION,
a North Carolina corporation


By:
     Paul L. Frihse
     Senior Vice President

2300 Northlake Centre Drive, Suite 300
Tucker, Georgia  30084
Attn: Paul L. Frihse
Telecopy No.: 404-270-8454

          EXHIBIT A

     Description of Initial Equipment

     All machinery, equipment and fixtures which, on the date hereof, are located on, comprise a part of, or are used or useful in connection with the Facility. Without limiting the foregoing, the Initial Equipment shall include (w) all pipe, casings, seals, insulators, vents, joints, compressors, connections, tanks, pumps, pump sites, engines, racks, valves, instruments, meters, gauges, measuring equipment, signs, posts, boilers, furniture, towers, air conditioning and heating equipment, tools, spare parts, telephone and other communication equipment and computers which, on the date hereof, are located on, comprise a part of, or are used or useful in connection with the ownership or operation of the Facility, (x) the machinery, equipment and fixtures described in Annex 1 attached hereto, (y) all accessions, additions and replacements to, and substitutes for, the machinery, equipment and fixtures described in this paragraph, and (z) all books, records, manuals, plans and specifications related to the manufacture, use, ownership, maintenance and operation of the machinery, equipment and fixtures described in this paragraph.

          ANNEX 1
          to Exhibit A

          Certain Equipment

Pipeline Equipment (in the yard)
     Two Twenty Inch Pig receivers with Yale Closures
     One Twelve Inch Pig Receiver with Yale Closure
Process Equipment
     Three Slug catchers 150 Psig 60" dia. 100' long V-201 ABC
     Three Slug catchers 1100 Psig 48" dia. 130' long V-202 ABC
     One Scrubber 60" dia. 12' vertical vessel V-203
     One Condensate Stabilizer Skid mounted containing:
     One scrubber 48" dia 8' tall 1100 psi rated V-245
     One scrubber 48" dia 8' tall 250 psi rated V-204
     Four Exchangers, E-201, E-202, E-203, and E-204.
          Partical Filter F-805
          Control valves, pipe and fittings

     One Condensate Stabilizer Tower 36" dia by 48' tall T-1900
     One Allis Chalmers Ro-Flo vane type compressor 50 hp K-610
     One Air Compressor, Gardner Denver with dryer and building Three FMC 200 hp Plunger Pumps Quinplex skid mounted with motor P-55 ABC.
     Three Sundstrand pumps 40 hp P-10 ABC
     One Sundstrand pump P-50
     One surge tank V-190 15,000 gallon 370 psi rated
     One De-methanizer tower T-1000 52' dia by 80 ft
     One Fuel Scrubber V-140
     One Regen Scrubber V-130
     One Process Skid containing:

     Regeneration Cooler with Two Fans AC-710
     Inlet Filter Separator F-800
     Dust Filter F-810
     Cold Seperator V-160
     Liquid/Gas exchanger E-450
     Reboiler E-440
     Chiller E-470
     Side Heater E-430
     Refrigerant Disengaging Vessel V-220
     Control Valves and pipe
     Two Methanol Pumps P-25 A and B
     Refrigerant Surge tank V-210
     Two Dehy Beds V-110 and V-120
     Refrigerant Condenser Two Fans AC-730
     Refrigerant Economizer V-205
     Refrigerant Suction Scrubber V-240
     Gas/Gas Exchangers E-400 and E-420
     Expander/Compressor X-600/K-600 Mafi-Trench rated at 924/905 horse power skid mounted
     One Flare Stack
     Control
     20 x 50 structure housing the Motor Control Center, the Distributive Control System, and Variable speed drive for the pipeline pumps

     Compressor         60 x 270:

     Overhead Hoist, insulated steel structure, lighting and ventilation fans, gas detection, flame detection, Centerline vents

     Compression

     Inlet

     KC-531A  Engine SN 32627   Compressor SN 326910
     KC-531B  Engine SN 32628   Compressor SN 326920

     Refrigeration

     K-630  Engine SN 295629   Compressor SN 292090

     Residue

     KC-532A  Engine SN 32625  Compressor SN 326930
     KC-532B  Engine SN 32626  Compressor SN 326940

     Storage
     Five 30,000 gallon Storage tanks, 250 psig rated.
     One 18,000 gallon Storage tank, 250 psig rated.
          Seven Used 300 bbl. Stock Tanks,
          12' x 15' atmospheric

Hot Oil system

Pipe and related equipment
Instrumentation and Electrical equipment
Miscellaneous Consumable and Condensate Storage

Pipelines

     Low Pressure Inlet
     Two miles of 20" pipe including pig  launcher/receiver

     High Pressure Inlet
     25 miles of 12" pipe including launcher/receiver

     Liquid Pipeline to Amoco and Phillips
     28 miles of 4" pipe including valve  stations/measurement

                                 EXHIBIT B

                                 Land

     A parcel of land located in the Southeast quarter (SE1/4) of
Section 8, Township 4 North, Range 66 West of the Sixth Principal
Meridian, County of Weld, State of Colorado, more particularly described as follows:

     Commencing at the Southeast (SE) corner of Section 8, Township 4 North, Range 66 West of the sixth principal meridian, thence North 90 degrees 00'00" West along the South line of the Southeast quarter (SE1/4) of said Section 8, also being the basis of bearing, a distance of 650.96 feet, thence North 00 degrees 00'00" East, a distance of 30.00 feet to the true point of beginning; thence North 00 degrees 00'00" East distance of
     660.00 feet; thence North 90 degrees 00'00" West, a distance of 1,320.00 feet; thence South 00 degrees 00'00" West, a distance of 660.00 feet; thence South 90 degrees 00'00" East, a distance of 1,320.00 feet to the true point of beginning.

     Said parcel of land contains 20.00 acres, more or less.

          EXHIBIT C



     REPORTING FORMAT
     FOR
     SEMI-ANNUAL WEST PLANT PERFORMANCE

                                          Per MCF
                                          of
FOR SIX MONTHS ENDING_____  Actual        Throughout

Average Daily
 Throughout (MMCFD)         _____

Average Residue Price
 ($/gallons)                $____
Average NGL Price
 ($/gallons)                _____

Total Residue (MMCF)        _____
Total NGL (thousand
 gallons)                   _____

Revenues                    $____              $_____
Cost of Gas                 (____)             (_____)
Gross Margin                _____              ______ (*)
Direct Operating Expense    (____)             (_____)
Lease Expense               (____)             (_____)
Net Operating Cash Flow     ______             _______


(*) Includes Gathering and Processing Margin